Exhibit 99.3

COOPER INDUSTRIES PLC
UPDATED NOTE 21. EATON CORPORATION PLC

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Cooper Industries plc
We have audited the accompanying consolidated balance sheets of Cooper Industries plc (“the Company”), as of December 31, 2011 and 2010, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made my management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 21, 2012 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Houston, Texas
February 21, 2012, except for Note 21,
as to which the date is September 6, 2013

COOPER INDUSTRIES PLC
CONSOLIDATED INCOME STATEMENTS

	Year Ended December 31,
	2011	2010	2009
	(in millions, except per share data)
Revenues	$5,409.4	$5,065.9	$5,069.6
Cost of sales	3,612.5	3,380.6	3,483.8
Selling and administrative expenses	1,039.3	986.1	1,011.8
Equity in income of Apex Tool Group, LLC	66.8	22.8	—
Loss related to contribution of net assets to Apex Tool Group, LLC	—	134.5	—
Restructuring and other	4.0	8.0	29.9
Operating earnings	820.4	579.5	544.1
Interest expense, net	63.2	49.4	61.4
Income from continuing operations before income taxes	757.2	530.1	482.7
Income taxes expense	119.9	86.3	69.1
Income from continuing operations	637.3	443.8	413.6
Income related to discontinued operations, net of income taxes	190.3	—	25.5
Net income	$827.6	$443.8	$439.1

Income per common share
Basic:
Income from continuing operations	$3.91	$2.67	$2.47
Income from discontinued operations	1.17	—	0.15
Net income	$5.08	$2.67	$2.62
Diluted:
Income from continuing operations	$3.87	$2.64	$2.46
Income from discontinued operations	1.15	—	0.15
Net income	$5.02	$2.64	$2.61

Cash dividends declared per common share	$1.16	$1.08	$1.00
The Notes to Consolidated Financial Statements are an integral part of these statements.

COOPER INDUSTRIES PLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Net Income	$827.6	$443.8	$439.1
Other comprehensive income (loss), net of tax:
Pension and postretirement benefit plans	(12.6)	21.6	(11.8)
Derivative instruments	(5.4)	(2.4)	11.2
Foreign currency items	(32.2)	95.1	50.3
Other comprehensive income (loss)	(50.2)	114.3	49.7

Comprehensive income	$777.4	$558.1	$488.8
The Notes to Consolidated Financial Statements are an integral part of these statements.

COOPER INDUSTRIES PLC
CONSOLIDATED BALANCE SHEETS

	December 31,
	2011	2010
	(in millions)
ASSETS
Cash and cash equivalents	$676.6	$1,035.3
Receivables, less allowances	878.8	795.9
Inventories	466.3	438.9
Current discontinued operations receivable	3.8	13.0
Other current assets	265.9	207.5
Total current assets	2,291.4	2,490.6
Property, plant and equipment, less accumulated depreciation	625.4	608.3
Investment in Apex Tool Group, LLC	521.9	511.3
Goodwill	2,513.5	2,356.5
Other intangible assets, less accumulated amortization	380.4	333.6
Long-term discontinued operations receivable	5.1	150.6
Other noncurrent assets	109.9	217.7
Total assets	$6,447.6	$6,668.6

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term debt	$6.4	$7.7
Accounts payable	502.6	462.6
Accrued liabilities	615.3	510.1
Current discontinued operations liability	9.3	45.4
Current maturities of long-term debt	325.0	0.6
Total current liabilities	1,458.6	1,026.4
Long-term debt	1,096.2	1,420.4
Long-term discontinued operations liability	40.5	701.7
Other long-term liabilities	316.3	314.0
Total liabilities	2,911.6	3,462.5
Common stock, $.01 par value	1.7	1.7
Retained earnings	4,421.8	3,658.7
Treasury stock	(671.6)	(288.6)
Accumulated other comprehensive loss	(215.9)	(165.7)
Total shareholders' equity	3,536.0	3,206.1
Total liabilities and shareholders' equity	$6,447.6	$6,668.6
The Notes to Consolidated Financial Statements are an integral part of these statements.

COOPER INDUSTRIES PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Cash flows from operating activities:
Net income	$827.6	$443.8	$439.1
Less: Income related to discontinued operations	190.3	—	25.5
Income from continuing operations	637.3	443.8	413.6
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	132.3	140.1	145.6
Deferred income taxes	62.9	(24.8)	8.1
Excess tax benefits from stock options and awards	(16.3)	(13.8)	(2.7)
Distribution of earnings from Apex Tool Group, LLC	48.4	—	—
Equity in income of Apex Tool Group, LLC	(66.8)	(22.8)	—
Loss related to contribution of net assets to Apex Tool Group	—	134.5	—
Restructuring and other	4.0	8.0	29.9
Changes in assets and liabilities: (1)
Receivables	(56.9)	(102.6)	244.5
Inventories	6.5	(16.1)	175.0
Accounts payable and accrued liabilities	55.2	161.2	(211.7)
Discontinued operations assets and liabilities, net	(246.7)	(21.7)	24.0
Other assets and liabilities, net	1.4	14.7	(74.4)
Net cash provided by operating activities	561.3	700.5	751.9
Cash flows from investing activities:
Capital expenditures	(125)	(98.5)	(126.7)
Cash paid for acquired businesses	(304.7)	(93.2)	(61.4)
Proceeds from short-term investments	—	—	22.9
Proceeds from sales of property, plant and equipment and other	16.1	4.6	7.4
Net cash used in investing activities	(413.6)	(187.1)	(157.8)
Cash flows from financing activities:
Proceeds from issuances of long-term debt	—	495.2	—
Repayments of long-term debt	(3.5)	(2.3)	(283.1)
Debt issuance costs	(1.1)	(0.9)	(1.8)
Proceeds from debt derivatives	—	(0.3)	—
Short-term debt, net	(1.5)	(2)	(16.5)
Dividends	(187.7)	(177.4)	(167.4)
Purchases of treasury shares	(383)	(276.1)	(12.5)
Purchases of common shares for cancellation	(12.5)	—	(26)
Excess tax benefits from stock options and awards	16.3	13.8	2.7
Proceeds from exercise of stock options and other	70.7	81.4	20.1
Net cash provided by (used in) financing activities	(502.3)	131.4	(484.5)
Effect of exchange rate changes on cash and cash equivalents	(4.1)	8.9	13.2
Increase (decrease) in cash and cash equivalents	(358.7)	653.7	122.8
Cash and cash equivalents, beginning of year	1,035.3	381.6	258.8
Cash and cash equivalents, end of year	$676.6	$1,035.3	$381.6

(1) Net of the effects of acquisitions and translation.
The Notes to Consolidated Financial Statements are an integral part of these statements.

COOPER INDUSTRIES PLC
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Common Stock	Retained Earnings	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Total
	(in millions)
Balance December 31, 2008	$1.7	$2,935.4	$—	$(329.7)	$2,607.4
Net income		439.1			439.1
Other comprehensive income				49.7	49.7
Common stock dividends		(167.1)			(167.1)
Stock-based compensation		26.3			26.3
Purchases of treasury shares			(12.5)		(12.5)
Purchases of common shares for cancellation		(26)			(26)
Stock issued under employee stock plans		38.8			38.8
Other activity		7.6			7.6
Balance December 31, 2009	1.7	3,254.1	(12.5)	(280)	2,963.3
Net income		443.8			443.8
Other comprehensive income				114.3	114.3
Common stock dividends		(179.7)			(179.7)
Stock-based compensation		33.0			33.0
Purchases of treasury shares			(276.1)		(276.1)
Stock issued under employee stock plans		103.1			103.1
Other activity		4.4			4.4
Balance December 31, 2010	1.7	3,658.7	(288.6)	(165.7)	3,206.1
Net income		827.6			827.6
Other comprehensive loss				(50.2)	(50.2)
Common stock dividends		(189.4)			(189.4)
Stock-based compensation		37.6			37.6
Purchases of treasury shares		—	(383)		(383)
Purchases of common shares for cancellation		(12.5)			(12.5)
Stock issued under employee stock plans		97.0			97.0
Other activity		2.8			2.8
Balance December 31, 2011	$1.7	$4,421.8	$(671.6)	$(215.9)	$3,536.0
The Notes to Consolidated Financial Statements are an integral part of these statements.

NOTE 1:    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation: The consolidated financial statements of Cooper Industries plc, an Irish company (“Cooper”), have been prepared in accordance with generally accepted accounting principles in the United States.
Principles of Consolidation: The consolidated financial statements include the accounts of Cooper and its majority-owned subsidiaries or affiliated companies where Cooper has the ability to control the entity through voting or similar rights. All intercompany transactions have been eliminated. The results of companies acquired or disposed of are included in the financial statements from the effective date of acquisition or up to the date of disposal.
Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash Equivalents: For purposes of the consolidated statements of cash flows, Cooper considers all highly liquid investments which are readily convertible to cash, present insignificant risk of changes in value due to interest rate fluctuations and have original maturities of three months or less to be cash equivalents.
Accounts Receivable: Cooper provides an allowance for doubtful trade accounts receivable, determined under the specific identification method. The allowance was $10.1 million and $10.1 million at December 31, 2011 and 2010, respectively.
Inventories: Inventories are carried at cost or, if lower, net realizable value. On the basis of current costs, 43% and 46% of inventories at December 31, 2011 and 2010, respectively, were carried on the last-in, first-out (LIFO) method. The remaining inventories are carried on the first‑in, first-out (FIFO) method. Allowances for excess and obsolete inventory are provided based on current assessments about future demands, market conditions and related management initiatives. If market conditions are less favorable than those projected by management, additional inventory allowances may be required.
Property, Plant and Equipment: Property, plant and equipment are stated at cost. Depreciation is provided using primarily the straight‑line method over the estimated useful lives of the related assets, which in general have the following lives: buildings - 10 to 40 years; machinery and equipment - 3 to 18 years; computer hardware and software - 1 to 12 years; and tooling, dies, patterns and other - 3 to 10 years.
Investment in Apex Tool Group, LLC: Cooper's interest in the Apex Tool Group, LLC joint venture is accounted for using the equity method. Cooper recognizes its proportionate share of Apex's operating results in the consolidated income statement and recognizes its proportionate share of changes in Apex's other comprehensive income in other comprehensive income in shareholders' equity.
Business Combinations: Cooper makes an allocation of the purchase price based on its estimate of the fair value of the assets acquired, including identified intangible assets, and liabilities assumed as of the date of acquisition. Cooper allocates any excess purchase price over the fair value of the net tangible and intangible assets acquired to goodwill. Cooper recognizes acquisition-related costs in the period in which such costs are incurred.
Goodwill: Goodwill is subject to an annual impairment test and Cooper has designated January 1 as the date of this test. Cooper has identified seven reporting units, consisting of three units in the Energy and Safety Solutions reportable operating segment and four units in the Electrical Products Group reportable operating segment, for which goodwill is tested for impairment. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, an interim impairment test would be performed between annual tests. Goodwill impairment is evaluated using a two-step process.
The first step of the goodwill impairment test compares the fair value of a reporting unit with its carrying value. If the carrying amount of a reporting unit exceeds its fair value, the second step of the goodwill impairment test shall be performed. The second step compares the implied fair value of the reporting unit's goodwill to the carrying amount of its goodwill to measure the amount of impairment loss. The implied fair value of goodwill is determined in the same manner as the amount of goodwill recognized in a business combination (e.g., the fair value of the reporting unit is allocated to all of the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit).
Intangible Assets: Intangible assets are stated at cost. Certain intangible assets are amortized over the estimated useful lives of the related assets using primarily the straight‑line method. Intangible assets subject to amortization primarily include, with related estimated useful lives: customer relationships - 3 to 30 years; technology - 5 to 20 years; and trademarks - 15 to 40 years. Certain trademarks with an indefinite useful life are not amortized and are instead tested for impairment on an annual basis.

Income Taxes: Deferred tax assets and liabilities are determined based upon differences between the book basis of assets and liabilities and their respective tax basis as measured by the enacted tax rates that Cooper expects will be in effect when these differences reverse. In addition to estimating the future applicable tax rates, Cooper must also make certain assumptions regarding whether tax differences are permanent or temporary and whether taxable operating income in future periods will be sufficient to fully recognize any gross deferred tax assets. Cooper has established valuation allowances when it is more likely than not that some portion or all of the deferred tax assets will not be realized.
Derivatives and Hedging Activities: All derivatives are recognized as assets and liabilities and measured at fair value. For derivative instruments that are not designated as hedges, the gain or loss on the derivative is recognized in earnings currently. A derivative instrument may be designated as a hedge of the exposure to changes in the fair value of an asset or liability or variability in expected future cash flows if the hedging relationship is expected to be highly effective in offsetting changes in fair value or cash flows attributable to the hedged risk during the period of designation. If a derivative is designated as a fair value hedge, the gain or loss on the derivative and the offsetting loss or gain on the hedged asset, liability or firm commitment is recognized in earnings. For derivative instruments designated as a cash flow hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of accumulated other comprehensive income in shareholders' equity and reclassified into earnings in the same period that the hedged transaction affects earnings. The ineffective portion of the gain or loss is immediately recognized in earnings.
Hedge accounting is discontinued prospectively when (1) it is determined that a derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item; (2) the derivative is sold, terminated or exercised; (3) the hedged item no longer meets the definition of a firm commitment; or (4) it is unlikely that a forecasted transaction will occur within two months of the originally specified time period.
When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because a hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss currently in earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur within two months of the originally specified time period, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses reported in accumulated other comprehensive income in shareholders' equity will be recognized immediately in earnings.
Fair Value of Financial Instruments: Assets and liabilities measured at fair value are based on one or more of three valuation techniques. The valuation techniques are as follows:

(a)	Market approach - Prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities;

(b)	Income approach - Techniques to convert future amounts to a single present amount based on market expectations (including present value techniques, option-pricing and excess earnings models);

(c)	Cost approach - Amount that would be required to replace the service capacity of an asset (replacement cost).
The inputs used in measuring fair value are prioritized using a three-tier fair value hierarchy as follows: (Level 1) observable inputs such as quoted prices in active markets; (Level 2) inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and (Level 3) unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
Foreign Currency Translation: Financial statements for international subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and the exchange rates in effect during the respective period for revenues, expenses, gains and losses. Exchange rate adjustments resulting from translation of foreign currency financial statements are recorded in accumulated other comprehensive income in shareholders' equity whereas exchange rate adjustments resulting from foreign currency denominated transactions are recorded in income.
Treasury Stock: Treasury stock is carried at cost.
Revenue Recognition: Cooper recognizes revenues when products are shipped. Accruals for sales returns and other allowances are provided at the time of shipment based upon past experience. If actual future returns and allowances differ from past experience, adjustments to our allowances may be required. The accrual for sales returns and other allowances reported net in receivables was $64.0 million and $59.1 million at December 31, 2011 and 2010, respectively. Shipping and handling costs of $141.9 million, $131.8 million and $121.0 million in 2011, 2010 and 2009, respectively, are reported as a reduction of revenues in the consolidated income statements.

Customer Incentives: Customer incentives primarily consist of volume discounts and other short-term discount and promotion programs. Cooper recognizes these incentives as a reduction in reported revenues at the time of the qualifying sale based on our estimate of the ultimate incentive amount to be earned using historical experience and known trends. If actual customer incentives differ from our estimates, adjustments to our accruals may be required. The accrual for customer incentives reported in accrued liabilities was $92.8 million and $77.0 million at December 31, 2011 and 2010, respectively.
Research and Development Expenditures: Research and development expenditures are charged to earnings as incurred. Research and development expenses were $166.5 million, $149.7 million and $141.1 million in 2011, 2010 and 2009, respectively.
Stock Based Compensation: Cooper recognizes stock-based compensation expense based on the fair value of the award at the grant date with expense recognized over the service period, which is usually the vesting period. Cooper uses the Black-Scholes-Merton formula to estimate the value of stock options granted to employees, as well as the straight-line recognition method for awards subject to graded vesting. The fair value of restricted stock and performance-based awards granted are measured at the market price on the grant date. Cooper recognizes an estimate for forfeitures of awards of stock options, performance-based shares and restricted stock units. These estimates are adjusted as actual forfeitures differ from the estimate.
Pension & Other Post Retirement Benefit Plans: Cooper measures its pension and other post retirement benefit plans assets and related obligations that determine the respective plan's funded status as of December 31 each year, and recognizes an asset for a plan's over funded status or a liability for a plan's underfunded status in the consolidated balance sheets. Changes in the funded status of the plans are recognized in the year in which the changes occur and reported in accumulated other comprehensive income in shareholders' equity.
Reclassifications: Certain amounts in the Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009 have been reclassified to conform to the 2011 presentation.
New Accounting Pronouncements: In June 2011 the Financial Accounting Standards Board issued revised guidance on the presentation of comprehensive income. This guidance eliminates the option to present the components of comprehensive income as part of the statement of shareholders' equity and also requires presentation of reclassification adjustments from other comprehensive income to net income on the face of the financial statements. In December 2011 the FASB indefinitely deferred the revised guidance that requires the presentation of reclassification adjustments from other comprehensive income to net income on the face of the financial statements while it reconsiders the operational concerns about these presentation requirements. The deferral did not affect the requirement to report comprehensive income either in a single continuous financial statement or in two separate but consecutive financial statements. Cooper has elected to early adopt the requirements to present a separate comprehensive income statement in 2011. The implementation of this revised guidance in 2011 changed the presentation of our financial statements but did not have any impact on our consolidated financial condition, results of operations or cash flows.

NOTE 2:    ACQUISITIONS
Cooper has completed a number of acquisitions that were selected because of their strategic fit with existing Cooper businesses or were new strategic lines that were complementary to Cooper's operations. In 2011 Cooper completed seven acquisitions, three in the Energy and Safety Solutions segment (including Gitiesse srl, a manufacturer of marine and oil and gas communications systems specializing in the manufacture of digital integrated multimedia communications systems for vessels worldwide) and four in the Electrical Products Group segment (including Martek Power, a manufacturer of power electronic components specializing in the manufacture of highly specialized power management devices for the military, heavy-duty transportation, aerospace, medical, telecom and hybrid/electrical vehicle markets), and also acquired certain other intangible assets in the Electrical Products Group segment. In 2010 Cooper completed five acquisitions, four in the Energy and Safety Solutions segment and one in the Electrical Products Group segment, and also acquired certain other intangible assets in the Electrical Products Group segment.
The acquisition date fair value of the total consideration for the 2011 transactions was approximately $319.1 million and resulted in the preliminary recognition of aggregate goodwill of $173.8 million, of which approximately $7.9 million is expected to be deductible for tax purposes. The goodwill arising from the 2011 transactions includes $123.9 million related to the Electrical Products Group segment and $49.9 million related to the Energy and Safety Solutions segment. The goodwill arises because the purchase price reflects a number of factors including the future earnings and cash flow potential of these businesses and the complementary strategic fit and resulting synergies these businesses bring to existing operations. The transactions consummated in 2011 also resulted in the preliminary recognition of $73.2 million in other intangible assets consisting primarily of customer relationships, technology and trademarks. All of the other intangibles are finite-lived intangible assets that are preliminarily expected to be amortized over periods of 3 to 16 years with a weighted average amortization period of approximately 10 years.

The following table summarizes the preliminary aggregate estimated fair values of the assets acquired and liabilities assumed at the date of acquisition for the acquisitions consummated during 2011:

(in millions)
Receivables	$30.3
Inventories	41.0
Property, plant and equipment	14.7
Goodwill	173.8
Other intangible assets	73.2
Accounts payable	(19.7)
Debt	(2.5)
Other assets and liabilities, net	(6.1)
Net cash consideration	$304.7
The unaudited pro forma information for the periods set forth below gives effect to all prior acquisitions as if they had occurred at the beginning of the earliest period presented. This data is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the acquisitions been consummated as of that time.

	2011	2010
	(in millions)
Revenues	$5,541.7	$5,296.9
Income from continuing operations	642.0	455.8
Diluted earnings per share from continuing operations	$3.90	$2.71

NOTE 3:    CONTRIBUTION TO TOOLS BUSINESS ASSETS AND LIABILITIES TO JOINT VENTURE
On March 26, 2010, Cooper announced that it entered into a Framework Agreement with Danaher Corporation to create a joint venture combining Cooper's Tools business with certain Tools businesses from Danaher's Tools and Components Segment (the “Joint Venture”). On July 6, 2010, Cooper announced the completion of the Joint Venture, named Apex Tool Group, LLC. Cooper and Danaher each own a 50% interest in the Joint Venture, have equal representation on its Board of Directors and have a 50% voting interest in the Joint Venture. At completion of the transaction in July 2010 Cooper deconsolidated the Tools business assets and liabilities contributed to the Joint Venture and recognized Cooper's 50% ownership interest as an equity investment. Recording the investment at its fair value of $480 million resulted in a pretax loss of $134.5 million related to the transaction, which was recognized in the second quarter of 2010. The pretax loss related to the formation of the Joint Venture included a $26.5 million gain from the contribution of the Tools business net assets resulting from the difference in the fair value of the equity investment and the carrying value of the net assets being contributed and transaction related costs. This gain was offset by the write-off of approximately $161.0 million (approximately $104.4 million net of the associated tax effect) from recognition of the accumulated other comprehensive losses included in shareholders' equity related to the Tools business, primarily related to cumulative currency translation losses. Beginning in the third quarter of 2010 Cooper recognizes its proportionate share of the Joint Venture's operating results using the equity method.

NOTE 4:    INVENTORIES

	December 31,
	2011	2010
	(in millions)
Raw materials	$194.8	$168.6
Work-in-process	110.1	97.9
Finished goods	295.2	288.5
Perishable tooling and supplies	7.1	7.6
	607.2	562.6
Allowance for excess and obsolete inventory	(65.8)	(57.8)
Excess of FIFO costs over LIFO costs	(75.1)	(65.9)
Net inventories	$466.3	$438.9

NOTE 5:    PROPERTY, PLANT AND EQUIPMENT

	December 31,
	2011	2010
	(in millions)
Land and land improvements	$59.0	$58.0
Buildings	461.2	448.6
Machinery and equipment	719.1	696.0
Computer hardware and software	256.1	241.9
Tooling, dies and patterns.	301.7	299.4
All other	81.8	80.4
Construction in progress	74.7	60.4
	1,953.6	1,884.7
Accumulated depreciation	(1,328.2)	(1,276.4)
	$625.4	$608.3

NOTE 6:    INVESTMETN IN APEX TOOL GROUP, LLC
As discussed in Note 3, Cooper contributed its Tools business assets and liabilities to Apex Tool Group, LLC (“Apex”) in July 2010 and recognized Cooper's 50% ownership interest as an equity investment. Beginning in the third quarter of 2010 Cooper recognizes its proportionate share of Apex's operating results using the equity method.
The following table reflects summarized financial information for Apex.

	December 31,
	2011	2010
	(in millions)
Current assets	$601.9	$626.3
Noncurrent assets	998.6	991.0
Current liabilities	(337.6)	(377.7)
Noncurrent liabilities	(219.1)	(217)
Net equity	$1,043.8	$1,022.6

	Year Ended December 31, 2011	Six Months Ended December 31, 2010
	(in millions)
Revenues	$1,463.3	$725.0
Operating earnings	158.3	57.5
Net Income	133.6	45.5

NOTE 7:    GOODWILL AND OTHER INTANGIBLE ASSETS
Changes in the carrying amount of goodwill by segment were as follows:

	Energy and Safety Solutions	Electrical Products Group	Total Excluding Tools	Tools
	(in millions)
Balance December 31, 2008	$1,146.5	$1,119.4	$2,265.9	$301.4
Additions	17.4	15.0	32.4	—
Translation adjustments	47.3	(7.3)	40.0	3.5
Balance December 31, 2009	1,211.2	1,127.1	2,338.3	304.9
Additions	43.5	4.4	47.9	—
Dispositions	—	—	—	(303.8)
Translation adjustments	(28.2)	(1.5)	(29.7)	(1.1)
Balance December 31, 2010	1,226.5	1,130.0	2,356.5	$—
Additions	49.9	123.9	173.8
Translation adjustments	(8.7)	(8.1)	(16.8)
Balance December 31, 2011	$1,267.7	$1,245.8	$2,513.5
Cooper completed its annual impairment tests for each reporting unit's goodwill. The results of step one of the goodwill impairment tests did not require the completion of step two of the test for any reporting unit.
The gross carrying value of finite-lived other intangible assets was $422.8 million and $353.1 million at December 31, 2011 and 2010, respectively. Accumulated amortization of finite-lived other intangible assets was $92.4 million and $70.5 million at December 31, 2011 and 2010, respectively. Amortization expense of finite-lived other intangible assets was $22.1 million in 2011, $18.4 million in 2010, and $17.9 million in 2009. Annual amortization expense, exclusive of businesses that may be acquired in 2012, is expected to be $24.4 million in 2012, $24.3 million in 2013, $23.6 million in 2014, $23.3 million in 2015 and $22.5 million in 2016.

Certain trademarks with a gross carrying value of approximately $50 million and $51 million at December 31, 2011 and 2010, respectively, are considered indefinite-lived other intangibles and not subject to amortization. Cooper completed its annual impairment test for indefinite-lived other intangible assets resulting in no impairment.

NOTE 8:    ACCRUED LIABILITIES

	December 31,
	2011	2010
	(in millions)
Salaries, wages and employee benefit plans	$205.7	$197.8
Commissions and customer incentives	124.9	107.4
Derivative contracts (see Note 18)	93.4	24.7
Product and environmental liability accruals	34.0	30.2
Other, individual items less than 5% of total current liabilities	157.3	150.0
	$615.3	$510.1
At December 31, 2011 and 2010, Cooper had accruals of $14.5 million and $19.0 million, respectively, related to potential product liability claims. The product liability accrual includes estimated amounts for known claims with respect to ongoing operations and previously divested operations as well as an estimated amount for claims that have been incurred but not yet reported. While Cooper is generally self-insured with respect to product liability claims, Cooper has insurance coverage available for claims above $5 million.
In the first quarter of 2010 Cooper received two notices of potential liability under Section 107(a) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) from the United States Environmental Protection Agency with respect to the release or threatened release of hazardous substances, pollutants, and contaminants into the 17-mile stretch of the river known as the Lower Passaic River Study Area, which is part of the Diamond Alkali Superfund Site located in Newark, New Jersey. The EPA sent notices to over 125 companies. The notices to Cooper identified three former sites in the Newark area owned by the former Thomas A. Edison, Inc. and McGraw-Edison Company. The notice alleges that as the successor to Thomas A. Edison, Inc. and the McGraw-Edison Company, the former owners and operators of the facilities, Cooper may be potentially liable for response costs and clean up of the site although the notices do not state an amount of potential liability.
During 2011 the New York State Department of Environmental Conservation selected a final remedy in a Record of Decision with respect to two inactive landfills in Syracuse, New York historically used by Cooper's Crouse-Hinds business, the City of Syracuse, and others. The Record of Decision requires certain remediation actions having an estimated cost of approximately $13 million. Cooper believes that responsibility for the cost of the remediation should be borne by a variety of responsible parties and is pursuing its options in this regard.
In December 2011 Cooper agreed to accept a share of the costs for investigation and remediation at the Standard Chlorine Chemical Company Superfund Site located in Hudson County, New Jersey. The site is being administered by the United States Environmental Protection Agency. Cooper's share is based upon its alleged successorship to Thomas A. Edison, Inc, which operated a battery manufacturing facility on the site in the mid 1900s.
Environmental remediation costs are accrued based on estimates of known environmental remediation exposures. Such accruals are adjusted as information develops or circumstances change. The environmental liability accrual includes amounts related to sites owned by Cooper, retained environmental liabilities related to sites previously owned by Cooper and third-party sites where Cooper is a potentially responsible party. Third-party sites usually involve multiple contributors where Cooper's liability will be determined based on an estimate of Cooper's proportionate responsibility for the total cleanup. The amount actually accrued for such sites is based on these estimates as well as an assessment of the financial capacity of the other potentially responsible parties. At December 31, 2011 and 2010, Cooper had accruals of $28.0 million and $21.4 million, respectively, related to potential environmental liabilities, including $8.5 million and $10.2 million, respectively, classified as a long-term liability.

Cooper has not utilized any form of discounting in establishing its product or environmental liability accruals. While both product liability and environmental liability accruals involve estimates that can change over time, Cooper has taken a proactive approach and has managed the costs in both of these areas over the years. Cooper does not believe that the nature of its products, its production processes, or the materials or other factors involved in the manufacturing process subject Cooper to unusual risks or exposures for product or environmental liability. Cooper's greatest exposure to inaccuracy in its estimates is with respect to the constantly changing definitions of what constitutes an environmental liability or an acceptable level of cleanup. To the extent that remediation procedures change or the financial condition of other potentially responsible parties is adversely affected, Cooper's estimate of its environmental liabilities may change.

NOTE 9:    COMMITMENTS AND CONTINGENCIES
Cooper and its subsidiaries are defendants or otherwise involved in a number of lawsuits in the ordinary course of business. Cooper records its best estimate of a loss, including estimated defense costs, when the loss is considered probable. When a liability is probable and there is a range of estimated loss with no best estimate in the range, Cooper records the minimum estimated liability related to the lawsuits or claims. As additional information becomes available, Cooper assesses the potential liability related to pending litigation and claims and revises its estimates. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from the estimates. In the opinion of management and based on liability accruals provided, the ultimate exposure with respect to these pending lawsuits and claims is not expected to have a material adverse effect on Cooper's consolidated financial position or cash flows, although they could have a material adverse effect on the results of operations for a particular reporting period.
The U.S. Federal Government has enacted legislation intended to deny certain federal funding and government contracts to U.S. companies that reincorporate outside the United States, including Section 745 of the Consolidated Appropriations Act, 2008 (Public Law 110-161), Section 724(c) of the Transportation, Treasury, Housing and Urban Development, the Judiciary, and Independent Agencies Appropriations Act, 2006 (Public Law 109-115), and 6 U.S.C. 395(b) of The Homeland Security Act. Cooper has self-reported to the Department of Defense certain transactions aggregating approximately $8 million with U.S. government entities which may be subject to the legislation. At the time of this filing, it is not possible to determine whether any fines or penalties may be assessed against Cooper.
In connection with laws and regulations pertaining to the protection of the environment, Cooper and its subsidiaries are party to several environmental proceedings and remediation investigations and cleanups and, along with other companies, have been named a potentially responsible party (PRP) for certain sites at which hazardous substances have been released into the environment (“Superfund sites”).
Each of these matters is subject to various uncertainties and it is possible that some of these matters will be decided unfavorably against Cooper. The resolution of these matters often spans several years and frequently involves regulatory oversight or adjudication. Additionally, many remediation requirements are not fixed and are likely to be affected by future technological, site and regulatory developments. Consequently, the ultimate liability with respect to such matters, as well as the timing of cash disbursements cannot be determined with certainty. See Note 8 of the Notes to Consolidated Financial Statements for additional information.
Cooper has entered into various operating lease agreements, primarily for manufacturing, warehouse and sales office facilities and equipment. Generally, the leases include renewal provisions and rental payments may be adjusted for increases in taxes, insurance and maintenance related to the property. Rent expense for all operating leases was $39.0 million, $41.0 million and $42.9 million during 2011, 2010 and 2009, respectively. At December 31, 2011, minimum annual rental commitments under noncancellable operating leases that have an initial or remaining lease term in excess of one year were $24.0 million in 2012, $20.8 million in 2013, $15.7 million in 2014, $12.8 million in 2015, $8.8 million in 2016 and $20.5 million thereafter.
Cooper has purchase obligations of approximately $277 million related to commitments to purchase certain goods and services in 2012.

NOTE 10:    DEBT

	December 31,
	2011	2010
	(in millions)
5.25% senior unsecured notes, due November 2012	$325.0	$325.0
5.45% senior unsecured notes, due April 2015	300.0	300.0
2.375% senior unsecured notes, due January 2016	250.0	250.0
6.10% senior unsecured notes, due July 2017	300.0	300.0
3.875% senior unsecured notes, due December 2020	250.0	250.0
Other (primarily issuance discount)	(3.8)	(4)
Total long-term debt	1,421.2	1,421.0
Current maturities	(325)	(0.6)
Long-term portion	$1,096.2	$1,420.4
On May 26, 2011, Cooper entered into a credit agreement that provides a $500 million five-year committed bank credit facility that replaced Cooper's previous credit facility that was to mature in August 2012. The agreement for the credit facility requires that Cooper maintains a prescribed limit on debt as a percentage of total capitalization. Retained earnings are unrestricted as to the payment of dividends, except to the extent that payment would cause a violation of the prescribed limit on the debt-to-total capitalization ratio. The credit agreement is not subject to termination based upon a decrease in Cooper's debt ratings or a material adverse change. At December 31, 2011, Cooper has $500 million available under this credit facility. Cooper is in compliance with all covenants set forth in the credit facility agreement.
There were no commercial paper borrowings outstanding at December 31, 2011 or 2010. Cooper's senior unsecured notes, credit facility and any commercial paper amounts outstanding are guaranteed by Cooper and certain of its principal operating subsidiaries.
On December 7, 2010, Cooper's wholly-owned subsidiary, Cooper US, Inc. issued $250 million of 2.375% fixed rate senior unsecured notes due in 2016 and $250 million of 3.875% fixed rate senior unsecured notes due in 2020. Proceeds from the financing were initially invested in highly liquid investments with original maturities of less than three months and were used in 2011 for general corporate purposes. Combined with the debt issuance discount, underwriting commissions and interest rate hedges implemented in anticipation of the offering, the 2016 notes have an effective annual cost to Cooper of 2.56% and the 2020 notes have an effective annual cost to Cooper of 4.02%.
On March 27, 2008, Cooper's wholly-owned subsidiary, Cooper US, Inc. issued $300 million of 5.45% fixed rate senior unsecured notes due in 2015. Proceeds from the financing were used to repay commercial paper outstanding at that time. Combined with the debt issuance discount, underwriting commissions and interest rate hedges implemented in anticipation of the offering, the notes have an effective annual cost to Cooper of 5.56%.
On June 18, 2007, Cooper's wholly-owned subsidiary, Cooper US, Inc. issued $300 million of 6.10% fixed rate senior unsecured notes due in 2017. Proceeds from the financing were used to repay $300 million of maturing 5.25% senior unsecured notes. Combined with interest rate hedges implemented in anticipation of the offering, the notes have an effective annual cost to Cooper of 5.75%.
On November 8, 2005, Cooper's wholly-owned subsidiary, Cooper US, Inc., issued $325 million of 5.25% fixed rate senior unsecured notes that mature on November 15, 2012. Proceeds of the notes were swapped to €272.6 million with cross-currency interest-rate swaps, effectively converting the seven-year U.S. notes to seven-year Euro notes with an annual interest rate of 3.55% (see Note 18). The proceeds of €272.6 million partially funded repayment of Euro bonds that matured in October 2005.
Maturities of long-term debt for the five years subsequent to December 31, 2011 are $325 million in 2012, $300 million in 2015, $250 million in 2016 and $550 million thereafter. The future net minimum lease payments under capital leases are not significant. Total interest paid during 2011, 2010 and 2009 was $67.8 million, $53.2 million and $68.6 million, respectively.

NOTE 11:    SHAREHOLDERS' EQUITY
Cooper Industries plc's authorized share capital is €40,000 and $7,600,000 consisting of 40,000 ordinary shares with a par value of €1 per share, 750,000,000 common shares, par value of $.01 per share and 10,000,000 preferred shares, par value $.01 per share, which preferred shares may be designated and created as shares of any other classes or series of shares with the respective rights and restrictions determined by action of the Board of Directors. No preferred shares were outstanding at December 31, 2011, 2010 or 2009.
Cooper Industries plc had common shares, $.01 par value outstanding of 158,314,748 (net of 14,325,562 treasury shares), 164,130,802 (net of 6,537,900 treasury shares) and 167,316,595 (net of 294,600 treasury shares) at December 31, 2011, 2010 and 2009, respectively. Cooper issued 2,233,286 and 3,057,507 common shares in 2011 and 2010, respectively, primarily in connection with employee incentive and benefit plans and Cooper's dividend reinvestment program. During 2011, Cooper repurchased 261,678 common shares at an average price of $47.69 that were cancelled. Cooper purchased 7,787,662 and 6,243,300 shares of treasury stock during 2011 and 2010, respectively, at an average price per share of $49.18 in 2011 and $44.23 in 2010. In 2009, Cooper Industries plc purchased 294,600 shares of treasury stock at an average price of $42.38 per share.
On February 9, 2009, Cooper's Board of Directors authorized the repurchase of ten million shares of common stock and increased the share repurchase authorization by ten million shares on November 1, 2011. As of December 31, 2011, 13,679,395 shares remain available to be repurchased under the authorizations by the Board of Directors. Cooper's Board has also authorized the repurchase of shares issued from time to time under its equity compensation plans, matched savings plan and dividend reinvestment plan in order to offset the dilution that results from issuing shares under these plans. For 2012 Cooper's current estimate is that 2.5 million shares would be issued under equity compensation plans. Cooper may continue to repurchase shares under these authorizations from time to time during 2012. The decision whether to do so will depend on the favorability of market conditions, as well as potential cash requirements for acquisitions and debt repayments.
Under the terms of the Dividend Reinvestment Plan, any holder of common stock may elect to have cash dividends and up to $24,000 per year in cash payments invested in common stock without incurring any brokerage commissions or service charges. At December 31, 2011, Cooper had 22.4 million shares reserved for the Dividend Reinvestment Plan, grants and exercises of stock options, performance-based stock awards, restricted stock awards and other plans.
The Board of Directors of Cooper Industries, Ltd. adopted a Shareholder Rights Plan that authorized the issuance of one right for each common share outstanding on May 22, 2002 that was scheduled to expire August 5, 2007. Each Right entitled the holder to buy one one-hundredth of a share of Series A Participating Preferred Stock at a purchase price of $225 per one one-hundredth of a share or, in certain circumstances common shares having a value of twice the purchase price. Each Right became exercisable only in certain circumstances constituting a potential change of control on a basis considered inadequate by the Board of Directors. On August 3, 2007, Cooper Industries, Ltd. entered into an Amended and Restated Rights Agreement (“the Amended Rights Plan”) extending the final expiration of the Shareholder Rights Plan to August 1, 2017. In addition, the Amended Rights Plan increased the exercise price of each full Right from $225 to $600 (equivalent to $300 for each one-half of a Right, which was the fraction of a Right that was associated with each Class A common share of Cooper Industries, Ltd. following the two-for-one stock split effective March 2007). In connection with the Irish reincorporation, Cooper Industries plc and Cooper Industries, Ltd. entered into a Second Amended and Restated Rights Agreement dated as of September 8, 2009 (the “Second Amended Rights Plan”). Pursuant to the Second Amended Rights Plan, the preferred share purchase rights associated with the Cooper Industries, Ltd. Class A common shares were replaced with newly issued preferred share purchase rights associated with the Cooper Industries plc common shares. The terms of the Second Amended Rights Plan are substantially similar to that of the Amended Rights Plan.
On February 14, 2012, Cooper's Board of Directors increased the annual dividend rate of Cooper's common stock by $.08 per share to $1.24 per share.

NOTE 12:    ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

	Pension and Postretirement Benefit Plans	Derivative Instruments	Foreign Currency Items	Accumulated Other Comprehensive Income (Loss)
	(in millions)
Balance December 31, 2008	$(165.8)	$1.9	$(165.8)	$(329.7)
Current year activity	(11.8)	11.2	50.3	49.7
Balance December 31, 2009	(177.6)	13.1	(115.5)	(280)
Current year activity	21.6	(2.4)	95.1	114.3
Balance December 31, 2010	(156)	10.7	(20.4)	(165.7)
Current year activity	(12.6)	(5.4)	(32.2)	(50.2)
Balance December 31, 2011	$(168.6)	$5.3	$(52.6)	$(215.9)

Year ended December 31, 2011	Before Tax Amount	Tax (Expense) Benefit	Net Amount
	(in millions)
Pension and postretirement benefit plans:
Net actuarial gain/(loss) arising during period	$(37.2)	$17.4	$(19.8)
Reclassification adjustments included in net income:
Amortization of prior service cost credit	(4.7)	1.9	(2.8)
Amortization of actuarial (gain)loss	16.6	(6.6)	10.0
Pension and postretirement benefit plans	(25.3)	12.7	(12.6)

Derivative instruments
Change in fair value of derivatives arising during period	(7.1)	2.6	(4.5)
Reclassification adjustments included in net income	(1.5)	0.6	(0.9)
Derivative instruments	(8.6)	3.2	(5.4)

Foreign currency items
Foreign currency items arising during period	(49.5)	17.3	(32.2)
Foreign currency items	(49.5)	17.3	(32.2)

Other comprehensive income (loss)	$(83.4)	$33.2	$(50.2)

Year ended December 31, 2010	Before Tax Amount	Tax (Expense) Benefit	Net Amount
	(in millions)
Pension and postretirement benefit plans:
Net actuarial gain/(loss) arising during period	$18.5	$(6.8)	$11.7
Reclassification adjustments included in net income:
Amortization of prior service cost credit	(4.7)	1.8	(2.9)
Amortization of actuarial (gain)loss	19.2	(7.3)	11.9
Losses related to formation of the Tools joint venture	1.7	(0.8)	0.9
Pension and postretirement benefit plans	34.7	(13.1)	21.6

Derivative instruments
Change in fair value of derivatives arising during period	(2)	0.7	(1.3)
Reclassification adjustments included in net income	(1.8)	0.7	(1.1)
Derivative instruments	(3.8)	1.4	(2.4)

Foreign currency items
Foreign currency items arising during period	(13)	4.6	(8.4)
Reclassification adjustment included in net income for losses related to formation of the Tools joint venture	159.3	(55.8)	103.5
Foreign currency items	146.3	(51.2)	95.1

Other comprehensive income (loss)	$177.2	$(62.9)	$114.3

Year ended December 31, 2009	Before Tax Amount	Tax (Expense) Benefit	Net Amount
	(in millions)
Pension and postretirement benefit plans:
Net actuarial gain/(loss) arising during period	$(30.5)	$9.5	$(21)
Reclassification adjustments included in net income:
Amortization of prior service cost credit	(4.6)	1.8	(2.8)
Amortization of actuarial (gain)loss	19.4	(7.4)	12.0
Pension and postretirement benefit plans	(15.7)	3.9	(11.8)

Derivative instruments
Change in fair value of derivatives arising during period	1.5	(0.5)	1.0
Reclassification adjustments included in net income	16.6	(6.4)	10.2
Derivative instruments	18.1	(6.9)	11.2

Foreign currency items
Foreign currency items arising during period	77.3	(27)	50.3
Foreign currency items	77.3	(27)	50.3

Other comprehensive income (loss)	$79.7	$(30)	$49.7

NOTE 13:    INDUSTRY SEGMENTS AND GEOGRAPHIC INFORMATION
Industry Segments
Cooper's operations consist of two segments: Energy and Safety Solutions and Electrical Products Group. Prior to completion of the Tools joint venture in July 2010, Cooper also had a Tools segment. Markets for Cooper's products and services are worldwide, with the United States being the largest market.
The Energy and Safety Solutions segment includes the business unit results from the Cooper Crouse-Hinds, Cooper Power Systems, and Cooper Safety divisions. This segment manufactures markets and sells electrical protection products, including fittings, plugs, receptacles, cable glands, hazardous duty electrical equipment, intrinsically safe explosion-proof instrumentation, emergency lighting, fire detection and mass notification systems and security products for use in residential, commercial and industrial construction and maintenance and repair applications. The segment also manufactures markets and sells products for use by utilities and in industry for electrical power transmission and distribution, including distribution switchgear, transformers, transformer terminations and accessories, capacitors, voltage regulators, surge arresters, energy automation solutions and other related power systems components.
The Electrical Products Group segment includes the business unit results from the Cooper B-Line, Cooper Bussmann, Cooper Lighting and Cooper Wiring Devices divisions. This segment manufactures markets and sells electrical and circuit protection products, support systems, enclosures, specialty connectors, wiring devices, plugs, receptacles, switches, lighting fixtures and controls, and fuses for use in residential, commercial and industrial construction, maintenance and repair applications.
In July 2010, Cooper contributed substantially all of the assets and liabilities of the Tools segment to Apex Tool Group, LLC as discussed in Note 3 of the Notes to Consolidated Financial Statements. The Tools segment manufactured marketed and sold hand tools for industrial, construction, electronics and consumer markets; automated assembly systems for industrial markets and electric and pneumatic industrial power tools, related electronics and software control and monitoring systems for general industry, primarily automotive and aerospace manufacturers.
Cooper manages cash, debt and income taxes centrally. Accordingly, Cooper evaluates performance of its segments and operating units based on operating earnings exclusive of financing activities and income taxes. The accounting policies of the segments are the same as those for Cooper. Intersegment sales and related receivables for each of the years presented were insignificant. Financial information by industry segment was as follows:

	2011	2010	2009
	(in millions)
Revenues
Energy and Safety Solutions	$2,926.5	$2,516.7	$2,416.6
Electrical Products Group	2,482.9	2,238.0	2,095.3
Total Electrical segments	5,409.4	4,754.7	4,511.9
Tools	—	311.2	557.7
Revenues	$5,409.4	$5,065.9	$5,069.6

Operating Earnings
Energy and Safety Solutions	$494.3	$424.7	$374.9
Electrical Products Group	353.7	330.7	263.3
Electrical segments	848.0	755.4	638.2
Tools	—	33.1	18.5
Segment operating earnings	848.0	788.5	656.7
General corporate expense	90.4	89.3	82.7
Equity in income of Apex Tool Group, LLC	66.8	22.8	—
Loss related to contribution of net assets to Apex Tool Group, LLC	—	134.5	—
Restructuring and other	4.0	8.0	29.9
Operating earnings	$820.4	$579.5	$544.1

	2011	2010	2009
	(in millions)
Assets
Energy and Safety Solutions	$2,547.4	$2,363.0	$2,250.6
Electrical Products Group	2,416.9	2,185.3	2,142.2
Tools	—	—	581.1
Segment assets	4,964.3	4,548.3	4,973.9
Investment in Apex Tool Group, LLC	521.9	511.3	—
Corporate	961.4	1,609.0	1,010.5
Assets	$6,447.6	$6,668.6	$5,984.4

Depreciation and Amortization
Energy and Safety Solutions	$66.1	$64.7	$64.0
Electrical Products Group	63.7	63.3	60.7
Tools	—	9.0	18.7
Corporate	2.5	3.1	2.2
Depreciation and amortization	$132.3	$140.1	$145.6

Capital Expenditures
Energy and Safety Solutions	$59.4	$43.3	$32.0
Electrical Products Group	54.7	46.4	67.3
Tools	—	3.0	8.7
Corporate	10.9	5.8	18.7
Capital expenditures	$125.0	$98.5	$126.7
Geographic Information
Revenues and long-lived assets by country are summarized below. Revenues are attributed to geographic areas based on the location of the assets producing the revenues. Revenues are generally denominated in the currency of the location of the assets producing the revenues.

	Revenues			Long-Lived Assets
	2011	2010	2009	2011	2010	2009
	(in millions)
United States	$3,477.8	$3,305.9	$3,456.5	$385.0	$386.0	$464.1
United Kingdom	351.6	309.3	290.2	66.8	61.0	78.5
Canada	347.9	300.7	224.2	3.0	5.0	5.9
Germany	166.9	190.7	239.7	15.6	16.6	41.0
China	201.0	180.9	181.6	83.9	67.4	65.8
Mexico	168.6	163.1	149.1	43.4	50.9	59.6
Other countries	695.6	615.3	528.3	56.2	50.2	54.8
	$5,409.4	$5,065.9	$5,069.6	$653.9	$637.1	$769.7

Revenues by destination, based on the location products were delivered outside the United States, were as follows by segment:

	Revenues
	2011	2010	2009
	(in millions)
Energy and Safety Solutions	$1,533.0	$1,285.7	$1,251.9
Electrical Products Group	632.0	543.5	414.5
Tools	—	159.5	289.9
	$2,165.0	$1,988.7	$1,956.3

NOTE 14:    STOCK-BASED COMPENSATION
Cooper had a share-based compensation plan known as the Amended and Restated Stock Incentive Plan (the “Prior Stock Plan”). The Prior Stock Plan provided for the granting of stock options, performance-based share awards and restricted stock units. Since the Prior Stock Plan's original inception in 1996 the aggregate number of shares authorized under the Prior Stock Plan was 41 million. On May 2, 2011, Cooper shareholders approved the Cooper Industries plc 2011 Omnibus Incentive Compensation Plan (the “2011 Incentive Plan”) which replaced the Prior Stock Plan and the Management Annual Incentive Plan (the “Bonus Plan”). The 2011 Incentive Plan is intended to promote our long-term success and achievement of both our short- and long-term business objectives and increase shareholder value by attracting, motivating, and retaining non-employee directors, officers and employees. The 2011 Incentive Plan provides for the granting of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, other stock-based awards, cash-based awards and dividend equivalents to eligible participants. At the time of approval of the 2011 Incentive Plan, there were 10.6 million shares available for future grants, including approximately 4.0 million shares that were available for future grants under the Prior Stock Plan and the Bonus Plan which were transferred to and are now available for issuance under the 2011 Incentive Plan.  Shares that are subject to outstanding awards under the Prior Stock Plan (approximately 8.2 million at December 31, 2011) that are forfeited or are otherwise settled or terminated without a distribution of shares will be transferred to and available for issuance under the 2011 Incentive Plan. At December 31, 2011, 11.1 million shares were available for future grants under the 2011 Incentive Plan. Total compensation expense for all share-based compensation arrangements was $37.6 million, $32.0 million and $26.3 million during the years ended December 31, 2011, 2010 and 2009, respectively. The total income tax benefit recognized in the income statement for all share-based compensation arrangements was $14.0 million, $11.7 million and $9.5 million during the years ended December 31, 2011, 2010 and 2009, respectively. Activity for stock-incentive awards is discussed in more detail below.
Stock Options
Stock option awards are granted with an exercise price no less than the market price of Cooper's stock at the date of grant. Stock option awards generally vest over a three-year period with one-third vesting in each successive year so that the option is fully exercisable after three years and generally have seven-year contractual terms (ten-year contractual terms for awards granted 2000-2002). Stock option awards provide that, upon a change in control in Cooper (as defined), all options will be cancelled and Cooper will make a cash payment to the employee equal to the difference in the fair market value of Cooper common shares (or the highest price actually paid for the stock in connection with the change in control, if higher) and the option price.
The fair value of each stock option award is estimated on the date of grant using the Black-Scholes-Merton option valuation model using the assumptions noted in the following table. Expected volatility is based on implied volatilities from traded options on Cooper stock, historical volatility of Cooper stock, and other factors. Cooper believes that the resulting blended volatility represents a more accurate estimate of potential fluctuations in Cooper stock. Cooper uses historical data to estimate employee termination experience. The expected term of options granted is determined based on historical exercise behavior. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

	2011	2010	2009
Expected volatility	34.8%	34.95%	35.79%
Expected dividends	1.76%	2.47%	3.46%
Expected term (in years)	4.5	4.5	4.5
Risk-free interest rate	2.2%	2.2%	2%
A summary of option activity as of December 31, 2011, and changes during the year then ended is presented below:

Options	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value (in millions)
Outstanding at January 1, 2011	7,543,617	$38.77
Granted	1,316,090	$65.70
Exercised	(1,881,317)	$37.02
Forfeited or expired	(464,257)	$45.24
Outstanding at December 31, 2011	6,514,133	$44.19	4.0	$77.7
Vested or expected to vest at December 31, 2011	6,389,715	$43.99	3.7	$77.7
Exercisable at December 31, 2011	3,784,622	$40.11	3.1	$53.2
The weighted-average grant date fair values of options granted during the years ended December 31, 2011, 2010 and 2009 were $17.91, $11.25 and $6.75, respectively. The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was $39.1 million, $43.1 million and $13.2 million, respectively. Total stock options granted were 1,316,090 shares in 2011, 1,609,480 shares in 2010 and 2,425,725 shares in 2009.
As of December 31, 2011, total unrecognized compensation expense related to nonvested stock options was $19.9 million. This expense is expected to be recognized over a weighted-average period of 1.8 years. The total grant date fair value of stock options vested during the years ended December 31, 2011, 2010 and 2009 was $14.7 million, $14.0 million and $13.0 million, respectively.
Performance-Based Shares and Restricted Stock Units
Cooper grants certain executives and other key employees performance-based share awards with vesting contingent upon meeting Company-wide performance goals generally over a multi-year performance period. In order to earn the performance shares, participants are also required to remain actively employed by Cooper for the performance period. For performance-based awards granted during 2009, performance goals were tied to achieving a net debt to EBITDA (earnings before interest, taxes, depreciation and amortization) ratio in 2009 with vesting occurring over a three-year period. For performance-based awards granted during 2010 and 2011, performance goals are tied to achieving defined performance metrics over a three-year performance period including cumulative compound growth in earnings per share, cumulative ratio of converting continuing income to free cash flow and a modifier to adjust the awards otherwise earned based on Cooper's performance relative to its 15-company peer group as measured by total shareholder returns. Awards under the performance-based component of the Plan are typically arranged in levels, with increasing numbers of shares earned as higher levels of growth and cash flow are achieved. The amount of the performance based award earned based on achievement of earnings per share and cash flow metrics is increased 10% if Cooper's total shareholder return ranks in the top third of its peer group or decreased 10% if Cooper's total shareholder return ranks in the bottom third of its peer group. Cooper also awards grants of restricted stock units to certain executives and other key employees in order to provide financial incentive to remain in the employ of Cooper, thereby enhancing management continuity. Cooper may also utilize restricted stock units for new executives and other key employees to replace equity compensation forfeited upon resignation from their former employer. Restricted stock units vest pursuant to time-based service conditions.

The fair value of each performance-based share was calculated at the market price on the date of grant as adjusted, if applicable, for the fair value of the shareholder return modifier. The fair value of restricted stock units was calculated at the market price on the date of grant. Compensation expense is recognized over the vesting period and considering expected achievement of performance goals for performance based awards. If goal-level assumptions are not met, compensation expense is adjusted and previously recognized compensation expense is reversed. Upon distribution of performance-based shares, Cooper also pays the recipient cash equal to the aggregate amount of cash dividends that the recipient would have received had they been the owner of record from the date of grant. Dividends on restricted stock units are payable on either the dividend payment date or on the date when restrictions lapse, depending upon the specific award. For performance-based share and restricted stock unit awards, upon a change in control in Cooper (as defined), all restrictions on those awards will lapse and shares shall be issued as otherwise provided in the plan.
A summary of the status of Cooper's nonvested performance-based shares as of December 31, 2011 and changes during the year then ended is presented below:

Nonvested Performance-Based Shares	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2011	1,310,624	$40.64
Granted	402,778	$68.09
Vested	(45,100)	$37.10
Forfeited	(714,494)	$44.25
Nonvested at December 31, 2011	953,808	$49.69
The weighted-average grant-date fair value of performance-based shares granted during the years ended December 31, 2011, 2010 and 2009 was $68.09, $45.47 and $28.89, respectively. Total performance-based shares vested were 45,100 in 2011, 251,410 in 2010 and 423,440 in 2009.
As of December 31, 2011, total unrecognized compensation expense related to nonvested performance-based shares was $22.8 million. This expense is expected to be recognized over a weighted-average period of 1.9 years. The total fair value of performance-based shares vested during the years ended December 31, 2011, 2010 and 2009 was $1.7 million, $11.6 million and $17.6 million, respectively.
A summary of the status of Cooper's nonvested restricted stock units as of December 31, 2011, and changes during the year then ended is presented below:

Nonvested Restricted Stock Units	Shares	Weighted-Average Grant-Date Fair Value
Nonvested at January 1, 2011	587,931	$45.85
Granted	253,137	$63.12
Vested	(59,397)	$42.03
Forfeited	(83,697)	$47.21
Nonvested at December 31, 2011	697,974	$52.26
The weighted-average grant-date fair value of restricted stock units granted during the years ended December 31, 2011, 2010 and 2009 was $63.12, $50.21 and $30.53, respectively. Total restricted stock units granted were 253,137 in 2011, 302,081 in 2010 and 75,200 in 2009.
As of December 31, 2011, total unrecognized compensation expense related to nonvested restricted stock unit compensation arrangements was $23.7 million. This expense is expected to be recognized over a weighted-average period of 4.6 years. The total fair value of restricted stock units vested during the years ended December 31, 2011, 2010 and 2009 was $2.5 million, $5.5 million and $2.3 million, respectively.
Cash received from stock option exercises during the years ended December 31, 2011, 2010 and 2009 was $70.7 million, $81.4 million and $20.1 million, respectively. The actual tax benefit realized for the tax deductions from option exercises totaled $17.2 million, $20.3 million and $9.7 million during the years ended December 31, 2011, 2010 and 2009, respectively. Cash used to settle equity instruments granted under all share-based payment arrangements during the years ended December 31, 2011, 2010 and 2009 was immaterial in all periods.

NOTE 15:    INCOME TAXES

	Year Ended December 31,
	2011	2010	2009
	(in millions)
Components of income from continuing operations before income taxes:
U.S. operations	$220.5	$49.2	$62.1
Non-U.S. operations	536.7	480.9	420.6
Income from continuing operations before income taxes	$757.2	$530.1	$482.7

Components of income tax expense:
Current:
U.S. Federal	$(28.7)	$28.5	$14.3
U.S. state and local	(11.2)	7.0	(3.9)
Non-U.S.	96.9	75.6	50.6
	57.0	111.1	61.0

Deferred:
U.S. Federal	95.6	(15.7)	22.3
U.S. state and local	(10.4)	(10.3)	(9.8)
Non-U.S.	(22.3)	1.2	(4.4)
	62.9	(24.8)	8.1
Income tax expense	$119.9	$86.3	$69.1
Total income taxes paid	$108.4	$114.6	$169.2

	Year Ended December 31,
	2011	2010	2009
Effective tax rate reconciliation:
Statutory rate (Ireland)	25%	25%	25%
U.S. Federal, State and local income taxes	2.0	5.2	1.9
Non-U.S. operations	(7.8)	(11.6)	(9.8)
Loss related to contribution of net assets to Apex Tool Group, LLC	—	(1.3)	—
Asbestos liability settlement	(1.3)	—	—
Audit settlements / statute expirations	(1.3)	(0.2)	(0.8)
Changes in valuation allowance	(0.9)	(0.9)	—
Other	0.1	0.1	(2)
Effective tax rate attributable to continuing operations	15.8%	16.3%	14.3%

	December 31,
	2011	2010
	(in millions)
Components of deferred tax assets and liabilities:
Deferred tax assets:
Postretirement and other employee welfare benefits	$28.5	$34.2
Accrued liabilities	128.3	379.8
Pension plans	40.1	21.7
Net operating loss carryforward	1,031.7	1,163.7
Other	29.7	11.9
Gross deferred tax assets	1,258.3	1,611.3
Valuation allowance	(1,009.9)	(1,171.3)
Total deferred tax assets	248.4	440.0
Deferred tax liabilities:
Property, plant and equipment and intangibles	(219.6)	(220.9)
Other	(26.4)	(101)
Total deferred tax liabilities	(246)	(321.9)
Net deferred tax assets	$2.4	$118.1

	December 31,
	2011	2010
	(in millions)
Net deferred taxes recognized in the balance sheet consist of:
Other current assets	$69.8	$76.0
Other noncurrent assets	—	42.1
Other long-term liabilities	(67.4)	—
Net deferred tax assets	$2.4	$118.1
The decrease during 2011 in the net deferred tax assets recognized was primarily related to the settlement of the discontinued operations asbestos liability as further discussed in Note 19 of the Notes to Consolidated Financial Statements.
Generally, Cooper provides for income taxes that would be imposed on the repatriation of earnings of its foreign operations that are not considered indefinitely reinvested overseas. As of December 31, 2011 and 2010, income taxes have not been provided on approximately $9.8 million and $9.8 million, respectively, of undistributed earnings that are expected to be permanently reinvested. Income taxes have not been provided on earnings that are planned to be reinvested indefinitely and the amount of such taxes that may be applicable is not readily determinable given the various tax planning alternatives Cooper could employ should it decide to repatriate these earnings.
The effective tax rate for continuing operations was 15.8% for 2011, 16.3% for 2010 and 14.3% for 2009. Income tax expense was reduced by $17.4 million, $5.6 million and $12.7 million during 2011, 2010 and 2009, respectively, for discrete tax items related to statute expirations, tax settlements and other discrete items. Income tax expense for continuing operations in 2011 was further reduced by $9.7 million for discrete tax adjustments related to the settlement of the discontinued operations asbestos liability that was required under accounting principles to be classified in continuing operations. In 2010 income tax expense was also reduced by $40.8 million to recognize the discrete tax effects related to the contribution of net assets to the Tools joint venture. Excluding the discrete tax items noted above and the loss on the net asset contribution to the Apex Tool Group joint venture in 2010, Cooper's effective tax rate for continuing operations in 2011, 2010 and 2009 was 19.4%, 20.0% and 17.0%, respectively.
The Internal Revenue Service (IRS) completed its examinations of Cooper's 2007 and 2008 Federal Tax Returns and issued notices of assessment in the amounts of $16 million and $14 million, respectively, primarily by challenging Cooper's intercompany pricing with a foreign affiliate. In 2011 the IRS and Cooper finalized a settlement regarding these matters. After consideration of the related liability Cooper had recorded, the settlement had no significant effect on Cooper's consolidated financial statements.

In June 2008 the German Tax Authorities issued a proposed audit finding related to a 2004 reorganization that was treated as a non-taxable event. In December 2009 at Cooper's request, the German taxing authorities finalized and issued a notice of assessment for €62.8 million, inclusive of €5.7 million of interest, related to this matter. To continue to challenge the German tax authorities finding, in December 2009, Cooper paid the assessment for approximately $90 million and filed a suit to challenge the notice of assessment. Cooper continues to believe that the reorganization was properly reflected on its German income tax returns in accordance with applicable tax laws and regulations in effect during the period involved and will challenge the assessment vigorously. Although the outcome of the proceedings with the German Tax Authorities cannot be predicted with certainty, management believes that it is more likely than not that its tax position related to the 2004 reorganization will prevail. As such, Cooper has recognized the €62.8 million tax payment, including interest, in other noncurrent assets in the accompanying balance sheets. The German tax payment has been included in Cooper's foreign tax credit calculations in the United States, which would be amended upon successful defense of the German reorganization.
Cooper is under examination by various United States State and Local taxing authorities, as well as various taxing authorities in other countries. Cooper is no longer subject to U.S. Federal income tax examinations by tax authorities for years prior to 2010 and, with few exceptions, Cooper is no longer subject to State and Local, or non-U.S. income tax examinations by tax authorities for years before 2000. Cooper fully cooperates with all audits, but defends existing positions vigorously. These audits are in various stages of completion. To provide for potential tax exposures, Cooper maintains a liability for unrecognized tax benefits, which management believes is adequate. The results of future audit assessments, if any, could have a material effect on Cooper's cash flows as these audits are completed.
Cooper and its subsidiaries have both non-U.S. and United States State operating losses available to carry forward to future tax years. These losses generally have a carry forward period of either 15 or 20 years from the date created, except as discussed below. If unused, the losses are set to expire throughout the period 2012 to 2027, with the most significant portion of these losses expiring during the period 2018 through 2022.
At December 31, 2011 and 2010, Cooper has a foreign deferred tax asset of approximately $1.0 billion and $1.1 billion, respectively, relating to a net operating loss carryforward that was approved by a foreign jurisdiction in September 2009. Although this net operating loss carryforward has an indefinite life, a corresponding valuation allowance for the same amount was recognized because management believes at this time it is more likely than not that the deferred tax asset will not be realized.
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	2011	2010	2009
	(in millions)
Balance at January 1	$35.1	$35.0	$34.5
Additions for tax positions of the current year	1.1	7.8	5.6
Increase (decrease) in tax positions for prior years	(4.8)	(0.7)	5.2
Reduction in tax positions for statute expirations	(6.7)	(3.7)	(5.3)
Reduction in tax positions for audit settlements	(15.8)	(3.3)	(5)
Balance at December 31	$8.9	$35.1	$35.0
Approximately $5.8 million and $30.2 million of unrecognized tax benefits at December 31, 2011 and 2010, respectively, if recognized, would favorably impact the effective tax rate. Cooper believes it is reasonably possible that additional tax benefits in the range of approximately $1.0 to $4.0 million could be recognized during the next 12 months as audits close and statutes expire.
Cooper recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. During the years ended December 31, 2011 and 2009, Cooper recognized a net reduction to income tax expense of $4.9 million and $1.1 million in interest and penalties, respectively. In 2010 there was no net reduction or charge to income tax expense related to interest and penalties. Cooper had $4.6 million and $9.5 million in interest and penalties accrued at December 31, 2011 and 2010, respectively.

NOTE 16:    PENSION AND OTHER POSTRETIREMENT BENEFITS
Cooper and its subsidiaries have numerous defined benefit pension plans and other postretirement benefit plans. The vast majority of Cooper's defined benefit pension plans no longer provide future benefit accruals. The benefits provided under Cooper's various postretirement benefit plans other than pensions, all of which are unfunded, include retiree medical care, dental care, prescriptions and life insurance, with medical care accounting for approximately 79% of the total. Current employees, unless grandfathered under plans assumed in acquisitions, are not provided postretirement benefits other than pensions. The vast majority of the annual other postretirement benefit expense is related to employees who are already retired. The measurement date for all plan disclosures is December 31.

	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
	(in millions)
Change in benefit obligation:
Benefit obligation at January 1	$677.2	$746.0	$81.0	$90.9
Service cost	2.4	3.2	—	—
Interest cost	33.5	37.7	3.6	4.7
Benefit payments	(53.4)	(57.8)	(6.8)	(6.3)
Actuarial (gain) loss	46.1	16.5	(11.8)	(8.3)
Exchange rate changes	(1.5)	(14.6)	—	—
Divestitures	—	(53.7)	—	—
Other	0.3	(0.1)	—	—
Benefit obligation at December 31	704.6	677.2	66.0	81.0

Change in plan assets:
Fair value of plan assets at January 1	568.7	570.7	—	—
Actual return on plan assets	44.3	61.2	—	—
Employer contributions	8.3	8.5	6.8	6.3
Benefit payments	(53.4)	(57.8)	(6.8)	(6.3)
Exchange rate changes	(0.3)	(4.1)	—	—
Divestitures	—	(9.8)	—	—
Other	(0.3)	—	—	—
Fair value of plan assets at December 31	567.3	568.7	—	—
Net amount recognized (funded status)	$(137.3)	$(108.5)	$(66)	$(81)

	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
	(in millions)
Assets and liabilities recognized in the balance sheet consist of:
Noncurrent assets	$10.4	$8.7	—	—
Accrued liabilities	(5.6)	(6)	(6.9)	(9.5)
Long-term liabilities	(142.1)	(111.2)	(59.1)	(71.5)
	$(137.3)	$(108.5)	$(66)	$(81)

	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
	(in millions)
Amounts recognized in accumulated other comprehensive (income) loss in shareholders' equity consist of:
Net actuarial (gain) loss	$332.7	$307.7	$(40.1)	$(31.5)
Prior service cost	(10.2)	(12.9)	(7.5)	(9.5)
	$322.5	$294.8	$(47.6)	$(41)
The funded status of defined benefit pension plans segregated between plans with plan assets (“Funded Plans”) and without plan assets (“Unfunded Plans”) consist of:

	December 31, 2011		December 31, 2010
	Funded Plans	Unfunded Plans	Funded Plans	Unfunded Plans
	(in millions)
Accumulated benefit obligation	$629.9	$74.1	$601.2	$75.1

Projected benefit obligation	$630.0	$74.6	$601.4	$75.8
Fair value of plan assets	567.3	—	568.7	—
Net amount recognized (funded status)	$(62.7)	$(74.6)	$(32.7)	$(75.8)
% Funded	90%	—	94.6%	—
The projected benefit obligation, accumulated benefit obligation and fair value of plan assets of defined benefit pension plans with accumulated benefit obligations in excess of plan assets were $648.8 million, $648.1 million and $501.1 million, respectively as of December 31, 2011 and $620.7 million, $619.8 million and $503.5 million, respectively as of December 31, 2010.

	Pension Benefits			Other Postretirement Benefits
	2011	2010	2009	2011	2010	2009
Components of net periodic benefit cost:	(in millions)
Service cost	$2.4	$3.2	$3.4	—	—	—
Interest cost	33.5	37.7	42.0	3.6	4.7	4.8
Expected return on plan assets	(43.6)	(42.8)	(39.3)	—	—	—
Amortization of prior service cost	(2.7)	(2.7)	(2.6)	(2)	(2)	(2)
Recognized actuarial (gain) loss	19.8	21.2	22.6	(3.2)	(2)	(3.2)
Settlement loss	0.8	—	—	—	—	—
Net periodic benefit cost	$10.2	$16.6	$26.1	$(1.6)	$0.7	$(0.4)
Net periodic benefit cost in 2012 is expected to be $6.6 million for pension benefits and $(4.1) million for other postretirement benefits. The estimated net loss and prior service cost credit for the defined benefit pension plans that will be amortized from accumulated other comprehensive income included in shareholders' equity into net periodic benefit cost over the next fiscal year are $21.1 million and $(2.6) million, respectively. The estimated net gain and prior service cost credit for the other postretirement plans that will be amortized from accumulated other comprehensive income included in shareholders' equity into net periodic benefit cost over the next fiscal year are $(4.6) million and $(2.0) million, respectively.

	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
Weighted average assumptions used to determine benefit obligations as of December 31:
Discount rate	4.00% - 5.30%	5.00% - 5.40%	4%	4.75%
Rate of compensation increase	2.70% - 3.00%	2.70% - 3.50%	—	—

	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
Weighted average assumptions used to determine net costs for the years ended December 31:
Discount rate	5.00% - 5.40%	5.50% - 5.75%	4.75%	5.5%
Expected return on plan assets	6.00% - 8.25%	6.00% - 8.25%	—	—
Rate of compensation increase	2.70% - 3.50%	2.75% - 3.50%	—	—

	2011	2010
Assumed healthcare cost trend rates:
Healthcare cost trend rate assumed for next year	10%	10%
Rate to which trend rate is assumed to decline (ultimate trend rate)	5%	5%
Year that rate reaches ultimate trend rate	2020	2020

	1-Percentage- Point Increase	1-Percentage- Point Decrease
	(in millions)
A one-percentage-point change in the assumed health care cost trend rate would have the following effects:
Effect on total of service and interest cost components	$0.2	$(0.2)
Effect on the postretirement benefit obligation	$3.9	$(3.4)
Cooper's overall pension investment strategy is to maximize the total rate of return (income and appreciation) after inflation, within the limits of prudent risk taking and the Prudent Man Rule of ERISA. The investments of the various pension plans shall be adequately diversified across asset classes to achieve an optimal balance between risk and return and between income and growth of assets through capital appreciation.  Pension assets will be structured to consider growth objectives, funded status, liability duration and short-term liquidity requirements. Overall, Cooper's pension plans target an allocation mix of approximately 65% of plan assets in equity portfolios which are invested primarily in index funds expected to mirror broad market returns for equity securities or in assets with characteristics similar to equity investments. The remaining assets in the portfolio are primarily invested in corporate and government bond index funds with maturities similar to the duration of the pension liability.
Cooper's overall expected long-term rate of return on assets assumption is based upon (i) a long-term expected inflation rate, (ii) long-term expected stock and bond market risk premiums over the expected inflation rate and (iii) a target allocation of equity and fixed income securities that will generate the overall expected long-term rate of return.

The fair value measurements of Cooper's pension assets at December 31, 2011 are as follows:

Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in millions)
Cash and cash equivalents	$12.2	—	—	$12.2
Equity securities:
U.S. large-cap (1)	—	169.8	—	169.8
U.S. mid-cap (2)	—	47.4	—	47.4
U.S. small-cap	—	26.0	—	26.0
International (3)	—	92.7	—	92.7
Fixed income securities:
U.S. corporate(4)	—	115.3	—	115.3
U.S. Treasuries	—	39.0	—	39.0
U.K. Gilts	—	39.0	—	39.0
International corporate bonds	—	11.4	—	11.4
Other types of investments:
Enhanced bond index (5)	—	—	9.8	9.8
Real estate (6)	—	—	4.7	4.7
Total	$12.2	$540.6	$14.5	$567.3

The fair value measurements of Cooper's pension assets at December 31, 2010 are as follows:

Asset Category	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
	(in millions)
Cash and cash equivalents	$8.0	—	—	$8.0
Equity securities:
U.S. large-cap (1)	—	177.2	—	177.2
U.S. mid-cap (2)	—	51.8	—	51.8
U.S. small-cap	—	28.9	—	28.9
International (3)	—	95.2	—	95.2
Fixed income securities:
U.S. corporate(4)	—	102.8	—	102.8
U.S. Treasuries	—	42.1	—	42.1
U.K. Gilts	—	34.6	—	34.6
Asset backed securities	—	1.7	—	1.7
International corporate bonds	—	10.5	—	10.5
Other types of investments:
Enhanced bond index (5)	—	—	11.5	11.5
Real estate (6)	—	—	4.4	4.4
Total	$8.0	$544.8	$15.9	$568.7

(1)	Includes low-cost equity index funds not actively managed that tracks the S&P 500 Index.

(2)	Includes low-cost equity index funds not actively managed that tracks the S&P Mid Cap 400 Index.

(3)	Includes funds that track the MSCI EAFE and FTSE All-Share Index.

(4)	Includes index funds comprised of high quality corporate bonds of intermediate and long term durations.

(5)	Includes a strategy which employs equity and equity derivatives along with underlying U.S. Treasuries.

(6)	Includes investments in a diverse portfolio of UK commercial properties.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Enhanced Equity Index	Enhanced Bond Index	Real Estate	Total
	(in millions)
Balance at December 31, 2009	$47.4	$22.0	$3.9	$73.3
Actual return on plan assets	1.2	(10.5)	0.5	(8.8)
Purchases, sales and settlements	(48.6)	—	—	(48.6)
Transfers in and/or out of Level 3	—	—	—	—
Balance at December 31, 2010	—	$11.5	$4.4	$15.9
Actual return on plan assets	—	6.4	0.3	6.7
Purchases, sales and settlements	—	(8.1)	—	(8.1)
Transfers in and/or out of Level 3	—	—	—	—
Balance at December 31, 2011	$—	$9.8	$4.7	$14.5
Estimated future benefit payments by Cooper's defined benefit pension plans for the next five fiscal years, and in the aggregate for the five fiscal years thereafter, are $50.3 million in 2012, $49.2 million in 2013, $48.1 million in 2014, $47.8 million in 2015, $48.4 million in 2016 and $230.2 million for 2017 through 2021.

During 2012 Cooper expects to pay in cash approximately $5.6 million for payment of unfunded pension plan benefits and make approximately $3.2 million in employer contributions to certain international funded defined benefit pension plans. Cooper does not expect to have any minimum regulatory funding requirement for its domestic funded defined benefit pension plans in 2012. Other postretirement benefit plans are not subject to any minimum regulatory funding requirements. Cooper funds these benefit payments as incurred. Cooper participates in two multiple-employer benefit plans. Obligations under these plans are not significant.
All full-time domestic employees, except for certain bargaining unit employees, are eligible to participate in the Cooper Retirement Savings and Stock Ownership Plan ("CO-SAV"). Cooper makes a cash contribution to the CO-SAV plan of 3% of annual compensation for eligible employees. Cooper also matches employee contributions to the CO-SAV plan with Cooper common stock on a dollar-for-dollar match up to 6% of employee compensation. Effective June 1, 2009, the common stock match was reduced to 50% of each dollar of employee contributions up to 6% of employee compensation.
Cooper recognized defined contribution expense from cash contributions to the CO-SAV plan of $12.1 million, $15.5 million and $16.9 million in 2011, 2010 and 2009, respectively. Compensation expense from the common stock matches for the CO-SAV plan was $11.8 million, $13.0 million and $20.2 million in 2011, 2010 and 2009, respectively.
During 2011, 2010 and 2009 expense with respect to other defined contribution plans (primarily related to various groups of hourly employees) totaled $12.4 million, $11.2 million and $10.0 million, respectively.

NOTE 17:    NET INCOME PER COMMON SHARE

	Basic			Diluted
	Year Ended December 31,			Year Ended December 31,
	2011	2010	2009	2011	2010	2009
	($ in millions, shares in thousands)
Income from continuing operations	$637.3	$443.8	$413.6	$637.3	$443.8	$413.6
Income from discontinued operations	190.3	—	25.5	190.3	—	25.5
Net income applicable to common stock	$827.6	$443.8	$439.1	$827.6	$443.8	$439.1
Weighted average common shares outstanding	162,790	166,136	167,228	162,790	166,136	167,228
Incremental shares from assumed conversions:
Options, performance-based stock awards and other employee awards				2,123	2,001	1,242
Weighted average common shares and common share equivalents				164,913	168,137	168,470
Options and employee awards are not considered in the calculations if the effect would be anti-dilutive. Anti-dilutive options and employee awards of 1.4 million shares, 1.9 million shares and 6.6 million shares were excluded in 2011, 2010 and 2009, respectively.

NOTE 18:	FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES, CONCENTRATIONS OF CREDIT RISK AND FAIR VALUE OF FINANCIAL INSTRUMENTS
Derivative Instruments and Hedging Activities
As a result of having sales, purchases and certain intercompany transactions denominated in currencies other than the functional currencies of Cooper's businesses, Cooper is exposed to the effect of currency exchange rate changes on its cash flows and earnings. Cooper enters into currency forward exchange contracts to hedge significant non-functional currency denominated transactions for periods consistent with the terms of the underlying transactions. Contracts generally have maturities that do not exceed one year.
Currency forward exchange contracts executed to hedge forecasted transactions are accounted for as cash flow hedges. Currency forward exchange contracts executed to hedge a recognized asset, liability or firm commitment are accounted for as fair value hedges. Cooper sometimes enters into certain currency forward exchange contracts that are not designated as hedges. These contracts are intended to reduce cash flow volatility generally related to short-term intercompany financing transactions. Cooper also enters into commodity swaps to reduce the volatility of price fluctuations on a portion of up to eighteen months of forecasted material purchases. These instruments are designated as cash flow hedges. Cooper does not enter into speculative derivative transactions.

During October 2005 Cooper entered into cross-currency swaps designated as cash flow hedges to effectively convert its newly issued $325 million, 5.25% fixed-rate debt maturing in November 2012 to €272.6 million of 3.55% fixed-rate debt. The $325 million debt issuance proceeds were swapped to €272.6 million and lent through an intercompany loan to a non-U.S. subsidiary to partially fund repayment of the 300 million Euro bond debt that matured on October 25, 2005. The cross-currency swaps mature in November 2012.
Assets and liabilities measured on a recurring basis at fair value using Level 2 inputs and a market approach are as follows:

	December 31, 2011		December 31, 2010
	Assets	Liabilities	Assets	Liabilities
	(in millions)
Short-term currency forward exchange contracts	$75.3	$64.4	$23.9	$24.7
Long-term currency forward exchange contracts	—	—	63.3	26.4
Short-term commodity swaps	0.1	1.2	2.9	—
Short-term cross-currency swaps	—	27.8	—	—
Long-term cross-currency swaps	—	—	—	30.2
Except as discussed below, the currency forward exchange contracts and commodity swaps in the above table are designated as hedging instruments. Currency forward exchange contracts representing assets of approximately $39.5 and $48.7 million and liabilities of $29.1 and $38.3 million at December 31, 2011 and December 31, 2010, respectively are not designated as hedging instruments.
There were no changes in the valuation techniques used to measure asset or liability fair values on a recurring basis in 2011 or 2010.
Gains or losses on derivative instruments are reported in the same line item as the underlying hedged transaction in the consolidated statements of income. The net gain or loss on currency forward exchange contracts was not material during 2011, 2010 or 2009. For commodity swaps, Cooper recognized, in cost of sales, a net gain of $0.1 million and $3.3 million in 2011 and 2010, respectively, and a net loss of $18.8 million in 2009. At December 31, 2011, Cooper estimates that approximately $1.9 million of net losses on derivative instruments designated as cash flow hedges will be reclassified from accumulated other comprehensive income included in shareholders' equity to earnings during the next twelve months. The amount of discontinued cash flow hedges during 2011, 2010 and 2009 was not material.
The table below summarizes the U. S. dollar equivalent contractual amount of forward exchange contracts.

	December 31, 2011	December 31, 2010
	(in millions)
U.S. Dollar	$572.2	$894.8
Euro	369.8	335.4
British Pound Sterling	144.9	143.9
Canadian Dollar	—	370.6
Other	21.5	32.3
	$1,108.4	$1,777.0
The contractual amount of commodity swap contracts at December 31, 2011 and December 31, 2010 was approximately $14 million and $14 million, respectively.

Other Instruments
In the normal course of business, Cooper executes stand-by letters of credit, performance bonds and other guarantees that ensure Cooper's performance or payment to third parties that are not reflected in the consolidated balance sheets. The aggregate notional value of these instruments was $118.0 million and $108.7 million at December 31, 2011 and 2010, respectively. In the past, no significant claims have been made against these financial instruments. Management believes the likelihood of demand for payment under these instruments is minimal and expects no material losses to occur in connection with these instruments.
Concentrations of Credit Risk
Concentrations of credit risk with respect to trade receivables are limited due to the wide variety of customers as well as their dispersion across many different geographic areas with no one customer receivable exceeding 4.9% of accounts receivable at December 31, 2011 (5.0% at December 31, 2010). At December 31, 2011, Cooper has approximately 16% of its cash and cash equivalents held at one financial institution. Cooper believes this financial institution to be financially stable.
Fair Value of Financial Instruments Other than Derivatives
Cooper's financial instruments other than derivative instruments consist primarily of cash and cash equivalents, trade receivables, trade payables and debt instruments. The book values of cash and cash equivalents, trade receivables, and trade payables are considered to be representative of their respective fair values. Cooper had a book value of approximately $1.43 billion and $1.43 billion for debt instruments at December 31, 2011 and December 31, 2010, respectively. The fair value of these debt instruments, as represented primarily by quoted market prices, was approximately $1.55 billion and $1.52 billion at December 31, 2011 and 2010, respectively.

NOTE 19:    DISCONTINUED OPERATIONS RECEIVABLE AND LIABILITY
In October 1998 Cooper sold its Automotive Products business to Federal-Mogul Corporation (“Federal-Mogul”). These discontinued businesses (including the Abex Friction product line obtained from Pneumo-Abex Corporation (“Pneumo”) in 1994) were operated through subsidiary companies, and the stock of those subsidiaries was sold to Federal-Mogul pursuant to a Purchase and Sale Agreement dated August 17, 1998 (“1998 Agreement”). In conjunction with the sale, Federal-Mogul indemnified Cooper for certain liabilities of these subsidiary companies, including liabilities related to the Abex Friction product line and any potential liability that Cooper may have to Pneumo pursuant to a 1994 Mutual Guaranty Agreement (the “Mutual Guaranty”) between Cooper and Pneumo. On October 1, 2001, Federal-Mogul and several of its affiliates filed a Chapter 11 bankruptcy petition. The Bankruptcy Court for the District of Delaware confirmed Federal-Mogul's plan of reorganization and Federal-Mogul emerged from bankruptcy in December 2007. As part of Federal-Mogul's Plan of Reorganization, Cooper and Federal-Mogul reached a settlement agreement that was subject to approval by the Bankruptcy Court resolving Federal-Mogul's indemnification obligations to Cooper. On September 30, 2008, the Bankruptcy Court issued its final ruling denying Cooper's participation in the proposed Federal-Mogul 524(g) trust resulting in Cooper implementing the previously approved Plan B Settlement, where Cooper continued to resolve through the tort system the asbestos related claims arising from the Abex Friction product line that it had sold to Federal-Mogul in 1998. As discussed further below, on February 1, 2011, Cooper entered into a settlement agreement that closed on April 5, 2011 resolving Cooper's liability under the Mutual Guaranty with Pneumo.
In December 2005 Cooper reached an initial agreement in negotiations with the representatives of Federal-Mogul, its bankruptcy committees and the future claimants (the “Representatives”) regarding Cooper's participation in Federal Mogul's proposed 524(g) asbestos trust. By participating in this trust, Cooper would have resolved its liability for asbestos claims arising from Cooper's former Abex Friction Products business. The proposed settlement agreement was subject to court approval and certain other approvals. Future claims would have been resolved through the bankruptcy trust. While the details of the proposed settlement agreement evolved during the on-going negotiations throughout 2006 and 2007, the underlying principles of the proposed settlement arrangements being negotiated principally included fixed payments to a 524(g) trust over 25 years that were subject to reduction for insurance proceeds received in the future. Although the final determination of whether Cooper would participate in the Federal-Mogul 524(g) trust was unknown, Cooper's management concluded that the most likely outcome in the range of potential outcomes was a settlement approximating the then current settlement proposals. Accordingly, the accrual for potential liabilities related to the Automotive Products sale and the Federal-Mogul bankruptcy during this time included estimated payments to a 524(g) trust over 25 years that were undiscounted, and included insurance recoveries where insurance in place agreements, settlements or policy recoveries were probable.

The U.S. Bankruptcy Court for the District of Delaware confirmed Federal-Mogul's plan of reorganization on November 8, 2007, and the U.S. District Court for the District of Delaware affirmed the Bankruptcy Court's order on November 14, 2007. As part of its ruling, the Bankruptcy Court approved the Plan B Settlement between Cooper and Federal-Mogul, which would require payment of $138 million to Cooper in the event Cooper's participation in the Federal-Mogul 524(g) trust was not approved for any reason, or if Cooper elected not to participate or to pursue participation in the trust. In an effort to continue working towards approval of Cooper's participation in the trust and to address certain legal issues identified by the Court, Cooper, Pneumo-Abex, Federal-Mogul, and other plan supporters filed the Modified Plan A Settlement Documents on December 13, 2007. The Modified Plan A Settlement Documents would have required Cooper to make an initial payment of $248.5 million in cash to the Federal-Mogul trust upon implementation of Plan A with additional annual payments of up to $20 million each due over 25 years. On September 30, 2008, the Bankruptcy Court issued its ruling denying the Modified Plan A Settlement resulting in Cooper not participating in the Federal-Mogul 524(g) trust and instead proceeding with the Plan B Settlement that had previously been approved by the Bankruptcy Court. As a result of the Plan B Settlement, Cooper received the $138 million payment, plus interest of $3 million, in October 2008 from the Federal-Mogul Bankruptcy estate and continued to resolve through the tort system the asbestos related claims arising from the Abex Friction product line that it had sold to Federal-Mogul in 1998. Additionally, under Plan B, Cooper continued to have access to Abex insurance policies. As a result of the September 30, 2008 Bankruptcy Court ruling discussed above, Cooper adjusted its accounting in the third quarter of 2008 to reflect the separate assets and liabilities related to the on-going activities to resolve the potential asbestos related claims through the tort system. Cooper recorded income from discontinued operations of $16.6 million, net of a $9.4 million income tax expense, in the third quarter of 2008 to reflect the Plan B Settlement. During 2009 Cooper recognized after tax gains from discontinued operations of $25.5 million, which is net of a $16.2 million income tax expense, from negotiated insurance settlements consummated in 2009 that were not previously recognized. At December 31, 2010, 2009 and 2008, Cooper had a discontinued operations accrual of $747.1 million, $784.5 million and $815.1 million, respectively, and had related insurance receivables of $163.6 million, $179.3 million and $192.3 million, respectively.
The amounts recognized by Cooper for its asbestos liability and related insurance receivables under the Plan B settlement were not discounted and relied on assumptions that were based on currently known facts and strategy. The value of the liability on a discounted basis net of the amount of insurance recoveries likely to materialize in the future would have been significantly lower than the net amounts recognized in the balance sheet. Prior to the first quarter 2011 adjustment for the April 5, 2011 settlement agreement with Pneumo discussed below, Cooper estimated that the liability for pending and future indemnity and defense costs for the next 45 years was $736.3 million. This estimated liability was before any tax benefit and was not discounted as the timing of the actual payments on resolution of claims through the tort system was not reasonably predictable. The methodology used to project Cooper's liability estimate relied upon a number of assumptions including Cooper's recent claims experience and declining future asbestos spending based on past trends and publicly available epidemiological data, changes in various jurisdictions, management's judgment about the current and future litigation environment, and the availability to claimants of other payment sources. Under the Plan B settlement, Cooper, through Pneumo-Abex LLC, had access to Abex insurance policies with remaining limits on policies with solvent insurers in excess of $660 million. Insurance recoveries reflected as receivables in the balance sheet included recoveries where insurance-in-place agreements, settlements or policy recoveries were considered probable. Prior to the first quarter 2011 adjustment for the April 5, 2011 settlement agreement with Pneumo discussed below, Cooper's receivable for recoveries of costs from insurers amounted to $151.9 million.
On February 1, 2011, Cooper entered into a settlement agreement that following satisfaction of various closing conditions closed on April 5, 2011. The settlement agreement terminated the Mutual Guaranty between Cooper and Pneumo and created a Settlement Trust. As a result of the April 2011 settlement the Company and its subsidiaries have no further obligations under the Mutual Guaranty. Under the settlement agreement, a subsidiary of Cooper will make payments to the Settlement Trust totaling $307.5 million ($250 million was paid at closing and the remainder is due in installments over four years, subject to certain adjustments). Cooper made the $250 million initial payment to the Settlement Trust on April 5, 2011. Other payments due under the settlement agreement total approximately $49.6 million, after certain reductions for indemnity and defense payments made by Cooper subsequent to the February 1, 2011 settlement agreement and prior to the closing on April 5, 2011. At December 31, 2011, the remaining payments are due in installments in April of each year as follows: $9.1 million in 2012, $17.0 million in 2013, and $11.75 million in each of 2014 and 2015.
As discussed above, Cooper had previously recorded an estimated accrual on an undiscounted basis for pending and future indemnity and defense costs under the Mutual Guaranty. In addition, Cooper had recorded receivables for related insurance recoveries where insurance-in-place agreements, settlements or policy recoveries were considered probable. As a result of the settlement agreement, Cooper adjusted its previously recorded net liability in the first quarter of 2011 for its obligations under the Mutual Guaranty to the amounts payable under the settlement agreement and related unpaid legal expenses resulting in the recognition of an after-tax gain from discontinued operations of $190.3 million, which is net of a $105.6 million income tax expense. Cooper also has approximately $8.9 million in receivables for non-Abex related insurance recoveries remaining on the balance sheet at December 31, 2011 due through 2014 under previously recognized insurance settlements.

The following table presents the cash activity related to these discontinued operations assets and liabilities.

	Year Ended December 31
	2011	2010	2009
	(in millions)
Cash Flow:
Indemnity and defense payments	$(10.5)	$(35.2)	$(29.9)
Insurance recoveries	14.9	15.7	54.6
Payment to Pneumo Settlement Trust	(250)	—	—
Other	(1.1)	(2.2)	(0.7)
Net cash flow related to discontinued operations assets and liabilities	$(246.7)	$(21.7)	$24.0

NOTE 20:    UNAUDITED QUARTERLY OPERATING RESULTS

	2011 (by quarter)
	1	2	3	4
	(in millions, except per share data)
Revenues	$1,277.7	$1,368.9	$1,389.7	$1,373.1
Cost of sales	843.7	907.1	931.2	930.5
Selling and administrative expenses	250.9	259.7	269.2	259.5
Equity in income of Apex Tool Group, LLC	14.5	14.4	16.0	21.9
Restructuring and other	—	—	—	4.0
Operating earnings	197.6	216.5	205.3	201.0
Interest expense, net	16.3	17.1	16.4	13.4
Income from continuing operations before income taxes	181.3	199.4	188.9	187.6
Income taxes	25.5	38.0	28.7	27.7
Income from continuing operations	155.8	161.4	160.2	159.9
Income related to discontinued operations	190.3	—	—	—
Net income	$346.1	$161.4	$160.2	$159.9

Income per Common share
Basic:
Income from continuing operations	$0.94	$0.98	$0.99	$1.01
Income from discontinued operations	1.16	—	—	—
Net income	$2.10	$0.98	$0.99	$1.01

Diluted:
Income from continuing operations	$0.93	$0.96	$0.98	$1.00
Income from discontinued operations	1.14	—	—	—
Net income	$2.07	$0.96	$0.98	$1.00

	2010 (by quarter)
	1	2	3	4
	(in millions, except per share data)
Revenues	$1,228.6	$1,336.7	$1,240.7	$1,259.9
Cost of sales	821.1	895.0	821.6	842.9
Selling and administrative expenses	244.8	255.6	236.7	249.0
Equity in income of Apex Tool Group, LLC	—	—	10.5	12.3
Loss related to contribution of net assets to Apex Tool Group, LLC	—	134.5	—	—
Restructuring and other	3.5	3.0	1.5	—
Operating earnings	159.2	48.6	191.4	180.3
Interest expense, net	12.4	11.5	12.3	13.2
Income from continuing operations before income taxes	146.8	37.1	179.1	167.1
Income taxes	28.2	(4.5)	37.4	25.2
Income from continuing operations	118.6	41.6	141.7	141.9
Income related to discontinued operations	—	—	—	—
Net income	$118.6	$41.6	$141.7	$141.9

Income per Common share
Basic:
Income from continuing operations	$0.71	$0.25	$0.86	$0.87
Income from discontinued operations	—	—	—	—
Net income	$0.71	$0.25	$0.86	$0.87

Diluted:
Income from continuing operations	$0.70	$0.25	$0.85	$0.85
Income from discontinued operations	—	—	—	—
Net income	$0.70	$0.25	$0.85	$0.85

NOTE 21:    EATON CORPORATION PLC
Acquisition by Eaton Corporation plc
On May 21, 2012 Cooper entered into a Transaction Agreement (as amended, the “Transaction Agreement”) with Eaton Corporation (“Eaton”), Eaton Corporation Limited (“New Eaton”) and certain other entities. Under the terms of the Transaction Agreement, New Eaton acquired Cooper with each Cooper shareholder entitled to receive $39.15 in cash and .77479 of a newly issued New Eaton ordinary share in exchange for each outstanding Cooper ordinary share (the “Acquisition”). In connection with the Acquisition, Eaton merged with a 100% owned subsidiary of New Eaton, a newly formed Irish company (the “Merger”). As a result of the Acquisition and Merger, both Eaton and Cooper became 100% owned subsidiaries of New Eaton (the “Transactions”). The Transactions were approved by the boards of directors and shareholders of both Eaton and Cooper and closed on November 30, 2012 for a purchase price of $13.2 billion. On November 14, 2012, Eaton issued senior notes ("Eaton Senior Notes") totaling $4.9 billion related to financing the cash portion of the acquisition of Cooper.
Cooper previously included consolidating financial information in its December 31, 2011 consolidated financial statements in connection with full and unconditional guarantees by Cooper Industries plc, Cooper Industries, Ltd. and certain of Cooper's principal operating subsidiaries (Cooper US Guarantors) related to the registered debt securities of Cooper US, Inc. as historically filed with the Securities and Exchange Commission. Upon the closing of the acquisition of Cooper by Eaton, Cooper Industries plc and certain of its direct and indirect subsidiaries ("Cooper Guarantors") became full and unconditional guarantors on an unsubordinated, unsecured basis of the Eaton Senior Notes. The condensed consolidating financial information of Cooper Industries plc presented below is included in connection with the Eaton Senior Notes so that separate financial statements of the Cooper Guarantors are not required to be filed with the Securities and Exchange Commission. The consolidating financial information presents investments in subsidiaries using the equity method of accounting as if the Cooper Guarantors had been in place since the beginning of the earliest period presented.

In addition to the change in guarantors resulting from the acquisition of Cooper by Eaton, Cooper has corrected the presentation of Cooper's historical consolidating financial information to properly reflect the investment in and equity earnings of certain subsidiaries of Cooper Industries plc in accordance with SEC Regulation S-X. The effect of these corrections increased net income reported in the Cooper Industries plc parent column by $51.9 million for the year ended December 31, 2011. With respect to the balance sheet, these corrections resulted in a $6.8 billion decrease to the investment in subsidiaries balance reported in the Cooper Industries plc parent column at December 31, 2011 with a corresponding decrease in total shareholders' equity, resulting in the equity of Cooper Industries plc being the same as the equity of the consolidated group. These changes had no impact on the results of operations or financial position of Cooper Industries plc, as previously reported.

Consolidating Statements of Comprehensive Income
Year Ended December 31, 2011
(in millions)

	Cooper Industries plc	Cooper Guarantors	Other subsidiaries	Consolidating adjustments	Total
Revenues	$—	$3,490.7	$2,661.5	$(742.8)	$5,409.4
Cost of sales	0.1	2,445.3	1,909.9	(742.8)	3,612.5
Selling and administrative expenses	1.0	647.3	442.9	(51.9)	1,039.3
Equity in income of Apex Tool Group, LLC	—	—	66.8	—	66.8
Restructuring and other	—	—	4.0	—	4.0
Interest expense, net	—	63.5	(0.3)	—	63.2
Equity in earnings of subsidiaries, net of tax	830.0	547.5	149.3	(1,526.8)	—
Intercompany income (expense)	(1.4)	51.4	(50.0)	—	—
Income (loss) from continuing operations before income taxes	827.5	933.5	471.1	(1,474.9)	757.2
Income tax expense (benefit)	(0.1)	103.5	16.5	—	119.9
Income from continuing operations	827.6	830.0	454.6	(1,474.9)	637.3
Income from discontinued operations, net of tax	—	—	190.3	—	190.3
Net income	827.6	830.0	644.9	(1,474.9)	827.6
Other comprehensive income (loss)	(50.2)	(50.1)	(60.3)	110.4	(50.2)
Comprehensive income	$777.4	$779.9	$584.6	$(1,364.5)	$777.4

Consolidating Balance Sheets
December 31, 2011
(in millions)

	Cooper Industries plc	Cooper Guarantors	Other subsidiaries	Consolidating adjustments	Total
Cash and cash equivalents	$20.8	$289.0	$366.8	$—	$676.6
Receivables, less allowances	—	254.2	624.6	—	878.8
Inventories	—	235.1	231.2	—	466.3
Current discontinued operations receivable	—	—	3.8	—	3.8
Other current assets	0.8	111.5	153.6	—	265.9
Total current assets	21.6	889.8	1,380.0	—	2,291.4
Property, plant and equipment, less accumulated depreciation	—	360.8	264.6	—	625.4
Investment in Apex Tool Group, LLC	—	—	521.9	—	521.9
Investment in subsidiaries	(5,697.4)	3,034.4	593.6	2,069.4	—
Intercompany accounts receivable	113.3	—	1,298.1	(1,411.4)	—
Intercompany notes receivable	9,564.5	7,787.3	4,625.9	(21,977.7)	—
Goodwill	—	1,295.7	1,217.8	—	2,513.5
Other intangible assets, less accumulated amortization	—	88.9	291.5	—	380.4
Long-term discontinued operations receivable	—	—	5.1	—	5.1
Other noncurrent assets	0.4	(1.5)	111.0	—	109.9
Total assets	$4,002.4	$13,455.4	$10,309.5	$(21,319.7)	$6,447.6

Short-term debt	$—	$—	$6.4	$—	$6.4
Accounts payable	46.3	239.2	217.1	—	502.6
Accrued liabilities	1.0	356.5	259.3	(1.5)	615.3
Current discontinued operations liability	—	—	9.3	—	9.3
Current maturities of long-term debt	—	325.0	—	—	325.0
Total current liabilities	47.3	920.7	492.1	(1.5)	1,458.6
Long-term debt	—	1,094.7	1.5	—	1,096.2
Intercompany accounts payable	—	1,411.4	—	(1,411.4)	—
Intercompany notes payable	419.1	4,282.7	17,275.9	(21,977.7)	—
Long-term discontinued operations liability	—	—	40.5	—	40.5
Other long-term liabilities	—	160.2	156.1	—	316.3
Total liabilities	466.4	7,869.7	17,966.1	(23,390.6)	2,911.6

Total shareholders' equity	3,536.0	5,585.7	(7,656.6)	2,070.9	3,536.0
Total liabilities and shareholders' equity	$4,002.4	$13,455.4	$10,309.5	$(21,319.7)	$6,447.6

Consolidating Statements of Cash Flows
Year Ended December 31, 2011
(in millions)

	Cooper Industries plc	Cooper Guarantors	Other subsidiaries	Consolidating adjustments	Total
Net cash provided by (used in) operating activities	$0.2	$377.3	$183.8	$—	$561.3

Cash flows from investing activities:
Capital expenditures	—	(81.5)	(43.5)	—	(125.0)
Cash paid for acquired businesses	—	(23.2)	(281.5)	—	(304.7)
Investments in affiliates	—	(9.1)	—	9.1	—
Loans to affiliates	—	(188.7)	(1,815.3)	2,004.0	—
Repayments of loans from affiliates	—	91.3	1,000.1	(1,091.4)	—
Dividends from affiliates	—	91.2	—	(91.2)	—
Proceeds from sales of property, plant and equipment and other	—	—	16.1	—	16.1
Net cash provided by (used in) investing activities	—	(120.0)	(1,124.1)	830.5	(413.6)

Cash flows from financing activities:
Repayments of long-term debt	—	—	(3.5)	—	(3.5)
Short-term debt, net	—	—	(1.5)	—	(1.5)
Debt issuance costs	(0.5)	(0.6)	—	—	(1.1)
Borrowings from affiliates	455.2	1,360.1	188.7	(2,004.0)	—
Repayments of loans to affiliates	(42.8)	(957.3)	(91.3)	1,091.4	—
Other intercompany financing activities	58.0	(426.6)	368.6	—	—
Dividends	(187.7)	—	—	—	(187.7)
Dividends paid to affiliates	—	—	(91.2)	91.2	—
Purchases of treasury shares	(383.0)	—	—	—	(383.0)
Purchases of common shares for cancellation	(12.5)	—	—	—	(12.5)
Issuance of stock to affiliates	—	—	9.1	(9.1)	—
Excess tax benefits from stock options and awards	—	16.3	—	—	16.3
Proceeds from exercise of stock options and other	70.7	—	—	—	70.7
Net cash provided by (used in) financing activities	(42.6)	(8.1)	378.9	(830.5)	(502.3)
Effect of exchange rate changes on cash and cash equivalents	—	—	(4.1)	—	(4.1)
Increase (decrease) in cash and cash equivalents	(42.4)	249.2	(565.5)	—	(358.7)
Cash and cash equivalents, beginning of period	63.2	39.8	932.3	—	1,035.3
Cash and cash equivalents, end of period	$20.8	$289.0	$366.8	$—	$676.6